PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5) Registration No. 333-150855

(To Prospectus dated June 2, 2008)

$54,000,000

Common Stock

We have entered into an equity distribution agreement with UBS Securities LLC relating to shares of our common stock, par value $0.001 per share, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the equity distribution agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $54,000,000 from time to time through UBS Securities LLC as our sales agent. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ Global Market at market prices, in block transactions, or as otherwise agreed with UBS Securities LLC. We will pay UBS Securities LLC a commission equal to 4% of the gross sales price per share of shares sold through it as agent under the equity distribution agreement.

Under the terms of the equity distribution agreement, we also may sell shares of our common stock to UBS Securities LLC as principal for its own account at a price agreed upon at the time of sale. If we sell shares to UBS Securities LLC as principal, we will enter into a separate terms agreement with UBS Securities LLC, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

Our common stock is quoted on the NASDAQ Global Market under the symbol “HOKU.” The last reported sale price of our common stock on the NASDAQ Global Market on June 10, 2008 was $6.64 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page S-3 of this prospectus supplement, on page 3 of the accompanying prospectus and on page 15 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

UBS Investment Bank

The date of this prospectus supplement is June12, 2008

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus, or to which we have referred you. We have not, and UBS Securities LLC has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement nor any distribution of securities pursuant to this prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

This document is in two parts. The first part is the prospectus supplement, which adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading, “Information Incorporated by Reference,” in this prospectus supplement.

All dollar amounts are in U.S. dollars unless otherwise noted.

Unless the context otherwise requires, references in this prospectus supplement to “we”, “us” and “our” refer to Hoku Scientific, Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “expects,” “anticipates,” “approximates,” “believes,” “estimates,” “intends,” and “hopes” and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. These risks and uncertainties include those set forth under “Risk Factors” in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission. The forward-looking statements include, among others, statements about:

•
our ability to raise sufficient funds to establish a polysilicon manufacturing facility, including payments for the engineering, procurement and construction management services from Stone &Webster, Inc., construction services from JH Kelly LLC, the purchase and installation of the equipment from GEC Graeber Engineering Consultants GmbH and MSA Apparatus Construction for Chemical Equipment, Ltd., Idaho Power Company, Saft Power Systems USA, Inc., PVA Tepla Danmark and other vendors, contractors and consultants in general, and to comply with our obligations under our agreements with Sanyo Electric Company, Ltd., Wuxi Suntech Power Co., Ltd.,Global Expertise Wafer Division Ltd., and Solarfun Power Hong Kong Limited;

•	whether or not we or Sanyo Electric Co., Ltd. terminate our polysilicon supply contract based on the financing deadline that expired on May 31, 2008;

•	whether or not we or Global Expertise Wafer Division terminate our polysilicon supply contract based on the financing deadline that expired on May 31, 2008;

•	our cost to engineer, procure and construct our planned polysilicon facility;

•
the ability of Stone & Webster, Inc., JH Kelly LLC, GEC Graeber Engineering Consultants GmbH and MSA Apparatus Construction for Chemical Equipment, Ltd., Idaho Power Company, Dynamic Engineering Inc., Saft Power Systems USA, Inc., PVA Tepla Danmark and our other vendors, contractors and consultants’ to meet the delivery schedules in their respective agreements with us;

•	our ability to engineer and construct a production plant for polysilicon;

•	our ability to produce polysilicon;

•	our ability to produce trichlorosilane, and the efficiency and potential operating cost savings from the trichlorosilane production process to be designed by Dynamic Engineering Inc.;

•	our selection of the City of Pocatello, Idaho as our location for our planned polysilicon production facility;

•
our ability to meet the quality, quantity and timing requirements under our supply agreements with Sanyo Electric Company, Ltd., Wuxi Suntech Power Co., Ltd., Global Expertise Wafer Division Ltd., and Solarfun Power Hong Kong Limited;

•	the quality of polysilicon to be produced by us;

•	our costs to produce polysilicon, and our ability to offer pricing that is competitive with competing products;

•	our plans for future expansion of our polysilicon production facility;

•	our forecasted revenue from the potential future sale of polysilicon;

•	our ability to secure additional prepayments from the sale of 300-500 metric tons of annual production capacity;

•
our ability to complete PV system installations, including potential future installations with Bank of Hawaii, The James Campbell Company, Hawaiian Electric Company, Paradise Beverages, Inc., and D.R. Horton-Schuler Division;

•
our ability to obtain solar modules from third party vendors and our ability to offer pricing for photovoltaic system installations that is competitive with competing products and installation providers;

•	the performance and durability of the photovoltaic systems we install;

•	the cost to procure and install photovoltaic systems;

•	our ability to offer pricing that is competitive with competing products and expected future revenue from the photovoltaic system installation business;

•	our ability to sell our land and facility located in Kapolei, Hawaii at a favorable price, or at all;

•	our expectations regarding the potential size and growth of photovoltaic system installations and polysilicon markets in general and our revenues in particular;

•	our expectations regarding the market acceptance of our products;

•	our future financial performance;

•	our business strategy and plans; and

•	objectives of management for future operations.

Except for our ongoing obligations to disclose material information under the federal securities laws, we are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, actual results could differ materially from the forward-looking statements in this prospectus supplement and the accompanying prospectus.

INDUSTRY DATA

Information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus concerning the PV installation and polysilicon markets, our general expectations considering these industries and these markets, and our position within these industries are based on market research, industry publications, and other publicly-available information and on assumptions made by us based on this information and our knowledge of these industries and these markets, which we believe to be reasonable. Although we believe that the market research, industry publications and other publicly available information are reliable, including the sources that we cite in this prospectus supplement and the accompanying prospectus, they have not been independently verified by us and, accordingly, we cannot assure you that such information is accurate in all material respects. Our estimates, particularly as they relate to our general expectations concerning the PV installation and polysilicon markets involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

SUMMARY

This summary highlights information contained elsewhere in this prospectus summary and the accompanying prospectus, or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and related notes, included elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors” in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

The Company

We are a materials science company focused on clean energy technologies. We have historically focused our efforts on the design and development of fuel cell technologies, including Hoku membrane electrode assemblies, or MEAs, and Hoku Membranes. In May 2006, we announced our plans to form a photovoltaic, or PV, module business, and our plans to produce polysilicon, a primary material used in the manufacture of PV modules, to complement our fuel cell business. We have reorganized our business into three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. In February and March 2007, we incorporated Hoku Materials, Inc. and Hoku Solar, Inc., respectively, as wholly-owned subsidiaries to operate our polysilicon and solar businesses, respectively.

For additional information concerning our business and affairs, please refer to the documents incorporated by reference that are listed under the caption “Information Incorporated by Reference.”

General Information

We are incorporated in Delaware. We were incorporated in Hawaii in March 2001 as Pacific Energy Group, Inc. In July 2001, we changed our name to Hoku Scientific, Inc., and in December 2004, we were reincorporated in Delaware. Our executive offices are located at 1075 Opakapaka Street, Kapolei, Hawaii 96707. Our telephone number is (808) 682-7800. Our website is located at www.hokuscientific.com. Our website and the information contained on that website, or connected to that site, are not incorporated into this prospectus supplement or the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and you should not rely on any such information in making your decision whether to purchase shares of our common stock.

The Offering

Issuer	Hoku Scientific, Inc.
Shares of common stock offered by us hereby	Shares having an aggregate offering price of up to $54,000,000
Use of Proceeds
We expect to use the net proceeds from the sale of the securities that we may offer under this prospectus supplement and the accompanying prospectus for the procurement and construction of our planned polysilicon production plant, for working capital and general corporate purposes, including to meet current and future commitments.

NASDAQ Global Market Symbol	HOKU
Risk Factors
You should carefully consider the information set forth in the section of this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 entitled “Risk Factors” as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock.

RISK FACTORS

An investment in our securities involves certain risks. Before investing in our securities, you should carefully consider the risks described below and in our Annual Report on Form 10-K for the year ended March 31, 2008, as such risks may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission, as well as the other information included in and incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risks occur, our business, prospects, results of operations and financial condition could be materially harmed. In that case, the trading price of our securities could decline, and you could lose all or part of your investment.

Risks Related to Our Business

We have a limited operating history, and have recently determined to enter the photovoltaic installations and polysilicon markets and scale back our efforts in the fuel cell market. If we are unable to generate significant revenue, our business will be harmed.

We were incorporated in March 2001 and have a limited operating history. We have cumulative net losses since our inception through the fiscal year ended March 31, 2008. Hoku Materials does not currently generate any revenue and we do not expect to generate any revenue from Hoku Fuel Cells in the foreseeable future. During fiscal 2008, we completed PV system installation contracts related to Hoku Solar, and expect that all of our future revenue will be derived through PV system installations and related services and the sale of electricity until the first half of calendar year 2009, when Hoku Materials is expected to generate revenue through the sale of polysilicon. Our planned entry into the polysilicon market will require us to spend significant sums to support the construction of a facility to produce polysilicon, to purchase capital equipment, to fund new sales and marketing efforts, to pay for additional operating costs, and to significantly increase our headcount. As a result, we expect our costs to increase significantly, which will result in further losses before we can begin to generate significant revenue from our Hoku Materials and Hoku Solar divisions. If we are unable to generate significant revenue and achieve profitability, we will not be able to sustain our operations.

Our operating results have fluctuated in the past, and we expect a number of factors to cause our operating results to continue to fluctuate in the future, making it difficult for us to accurately forecast our quarterly and annual operating results.

We began installing PV systems during the second half of fiscal 2008 and will continue to have limited sources of revenue until we sign additional PV system installation contracts and successfully complete the installation of PV systems under those contracts. As of April 30, 2008, we had approximately $2.2 million in PV system installation and/or related services under contract that we expect to complete in fiscal 2009. However, our ability to generate operating revenues and achieve our revenue objectives and expectations currently depends on the completion of a limited number of PV installation projects, the timing of which is affected by the progress of our installation work, customer acceptance and other factors.

We also have signed a non-binding letter of intent with Bank of Hawaii to explore additional turnkey PV system installations for the Bank’s facilities on the islands of Hawaii, Maui and Kauai, and are in discussions with The James Campbell Company to plan the Kapolei Sustainable Energy Park, which would be capable of generating approximately 1.5 megawatts of PV power. In addition, in May 2008, the Hawaii Public Utilities Commission approved the contract for Hawaiian Electric Company to purchase electricity generated by a PV system that we would install. We plan to install a 218-kilowatt PV system and sell the power generated by that system, which is expected to be in service by the end of calendar year 2008,over a 20-year period to Hawaiian Electric Company. Finally, we joined D.R. Horton-Schuler Division, a wholly owned subsidiary of D.R. Horton, Inc. in a marketing program to offer two-kilowatt PV systems to homebuyers at the Kahiwelo at Makakilo Development in Kapolei, Hawaii. The amount of potential revenue is contingent on whether the homebuyers choose to install a PV system. While we anticipate generating revenue from these agreements, at this time there can be no assurance that such revenues will be realized. Our future operating results and cash flows will depend on many factors that impact Hoku Materials, Hoku Solar and Hoku Fuel Cells, including the following:

•	the size and timing of customer orders, milestone achievement, product delivery and customer acceptance, if required;

•	our success in obtaining prepayments from customers for future shipments of polysilicon;

•	our success in maintaining and enhancing existing strategic relationships and developing new strategic relationships with potential customers;

•	our ability to finance power purchase agreements for Hawaiian Electric Company and other potential customers;

•	our ability to protect our intellectual property;

•	actions taken by our competitors, including new product introductions and pricing changes;

•	the costs of maintaining and expanding our operations;

•	customer budget cycles and changes in these budget cycles; and

•	external economic and industry conditions.

As a result of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

We need approximately $390 million to construct and equip our planned polysilicon production plant and we may be unable to raise this additional capital on favorable terms or at all.

We have announced our intention to form a polysilicon business as part of an integrated PV business. The polysilicon business includes developing production capabilities and the eventual production of polysilicon. Prior to our announcement, our business was solely focused on the stationary and automotive fuel cell markets and we had no prior experience in the polysilicon business. In order to be successful, we are devoting substantial management time, resources and funds to this new business. We intend to produce polysilicon at our planned polysilicon production facility in Pocatello, Idaho. We commenced construction in May 2007 and anticipate we will begin producing polysilicon beginning in the first half of calendar year 2009.

Based on our polysilicon supply agreements with customers, we plan to equip and construct a polysilicon production plant capable of producing up to 3,500 metric tons of polysilicon per year for an estimated total project cost of approximately $390 million. We intend to use the $240 million in advance payment commitments from our polysilicon customer agreements to contribute to the financing of the construction and for working capital, subject to our successful achievement of various financing, polysilicon production and quality milestones for Sanyo, Suntech, GEWD and Solarfun. In addition to the $240 million in customer commitments, we intend to contribute $40 million, of our available cash, including $12 million already paid by us. This leaves a shortfall of $110 million of additional capital that is required to fully fund the $390 million construction budget. We had previously announced our intention to work with Merrill Lynch for this additional funding in the form of project finance debt. In May 2008, we and Merrill Lynch mutually agreed to end this engagement, and instead, we intend to raise up to $110 million in additional financing through one or more debt or equity offerings for the procurement and construction of our polysilicon manufacturing facility.

We believe that prior to obtaining financing we will have to, among other things, satisfy potential lenders and investors that we have adequately addressed the principal risks that: (1) the construction of the polysilicon plant is not completed on time, on budget, or at all; (2) the polysilicon plant does not operate at its full capacity; (3) the polysilicon plant fails to generate sufficient revenue to service any debt, or (4) that the financing will not be sufficient to complete the construction, procurement and start-up of our planned polysilicon plant. In order to address these risks we believe that we will need to accomplish and address the following:

•
if we finance through debt, obtain agreements from Sanyo Electric Company Ltd., Wuxi Suntech Power Co., Ltd., Global Expertise Wafer Division, Ltd. and Solarfun Power Hong Kong Limited to assign any purchase payments for polysilicon made to Hoku Materials to the lenders that may provide us with debt financing and to subordinate each of their pari passu security interests in Hoku Materials to the senior security interest of such lenders;

•
if we finance through debt, obtain agreements from Stone & Webster, Inc., JH Kelly LLC, GEC Graeber Engineering Consultants GmbH and MSA Apparatus Construction for Chemical Equipment, Ltd., Idaho Power Company, Dynamic Engineering Inc., Saft Power Systems USA, Inc., PVA Tepla Danmark and other potential vendors to assign their respective construction and/or service contracts to the lenders that may provide us with debt financing;

•	secure permits with federal, state and local authorities, including building permits to continue to construct our polysilicon plant, and permits to operate our plant when construction is complete;

•	obtain traditional road access to the site through one or more legally enforceable rights of access, such as an easement, from adjoining property owners; and

•
obtain the report of an independent engineering firm which supports our construction plans, our operating plans and our pro forma financial models which support the feasibility of our operating plans and business model.

If we fail to successfully achieve any or all of the above objectives, we will be unable to complete construction of our planned production plant, our business will be materially and adversely affected, and we may be forced to delay, alter or abandon our planned business operations. In addition, any delay in achieving these objectives may result in additional expense which would harm our business.

If our supply agreement with Sanyo Electric Company, Ltd. is terminated for any reason, our business will be materially harmed.

In January 2008, we amended our supply agreement with Sanyo Electric Company, Ltd., or Sanyo, for the sale and delivery of polysilicon, or the Sanyo Supply Agreement. Under the Sanyo Supply Agreement, up to approximately $530 million may be payable to us during the ten-year period, subject to the achievement of certain milestones, the acceptance of product deliveries and other conditions. The Sanyo Supply Agreement provides for the delivery of predetermined volumes of polysilicon to Sanyo each year at set prices from January 2010 through December 2019. Pursuant to the Sanyo Supply Agreement, we granted Sanyo a security interest in all of the tangible and intangible assets related to Hoku Materials and all our equity interests in Hoku Materials, to serve as collateral for our obligations under the agreement. This security interest is pari-passu with the security interests granted to Wuxi Suntech Power Co., Ltd., Global Expertise Wafer Division, Ltd. and Solarfun Power Hong Kong Limited.

Each party may elect to terminate the Sanyo Supply Agreement prior to December 2019 under certain circumstances, including, but not limited to:

•	our failure to secure financing by May 31, 2008 of at least $150 million in gross aggregate proceeds from long-term bank debt and customer prepayments;

•	the bankruptcy, assignment for the benefit of creditors or liquidation of the other party;

•	or a material breach of the other party.

Sanyo may also terminate the agreement for the following material breaches, among others:

•	if the polysilicon we deliver to Sanyo repeatedly fails to meet the quality requirements specified in the agreement;

•	if we fail to deliver a predetermined quantity of our polysilicon produced product by April 2010;

•	if we fail to deliver the minimum monthly quantity of product in any month beginning in April 2010;

•	if we fail to deliver the minimum annual quantity of polysilicon product in any year beginning in calendar year 2010; or

•	if we fail to complete successfully any of the polysilicon quality and production volume tests or the process implementation test set forth in the agreement within specified periods of time.

We cannot guarantee that either we or Sanyo will not elect to terminate the agreement as a result of our inability to complete our financing by May 31, 2008. If the Sanyo Supply Agreement is terminated for any reason, our business will be materially harmed. In addition, if the Sanyo Supply Agreement is terminated, we will be required to return any deposits and advance payments received up to the date of the termination, which is $2 million as of May 31, 2008 and we will need to secure new funds in order to finance the construction of our polysilicon production plant. Securing new funds may delay the anticipated timing of completion of the production plant, which delay may result in us failing to meet our delivery requirements under our other supply agreements. We may not be able to secure new funds on terms as favorable to us as those under the Sanyo Supply Agreement or at all. If we are unable to secure new funds, we will not be able to complete construction of the production plant, our business will be materially and adversely affected and we may be forced to delay, alter or abandon our planned business operations.

If our supply agreement with Wuxi Suntech Power Co., Ltd. is terminated for any reason, our business will be materially harmed.

In May 2008, we amended our polysilicon supply agreement with Wuxi Suntech Power Co., Ltd., or Suntech, for the sale and delivery of polysilicon to Suntech over a ten-year period beginning in July 2009, or the Suntech Supply Agreement. Under the Suntech Supply Agreement, up to approximately $678 million may be payable to us during the ten-year period, subject to the achievement of milestones, the acceptance of product deliveries and other conditions. The Suntech Supply Agreement provides for the delivery of predetermined volumes of polysilicon by us and purchase of these volumes by Suntech each month and each year at set prices from or before July 1, 2009, for a continuous period of ten years. The term of the Suntech Supply Agreement is ten years from the date of the first shipment in 2009, which is approximately July 1, 2019. Pursuant to the Suntech Supply Agreement, we have granted to Suntech a security interest in all of our tangible and intangible assets related to our polysilicon business to serve as collateral for Hoku Materials' obligations under the Suntech Supply Agreement. Also, all of the equity ownership interest in Hoku Materials is to be pledged to secure the obligations of Hoku Materials under the Suntech Supply Agreement. These security interests are pari-passu with the security interests granted to Sanyo, Global Expertise Wafer Division, Ltd. and Solarfun Power Hong Kong Limited.

Each party may elect to terminate the Suntech Supply Agreement under certain circumstances, including, but not limited to:

•
if we fail to secure financing by December 31, 2008 of at least $75 million in gross aggregate proceeds including the approximately $25 million we received from the sale of our common stock pursuant to a Securities Purchase Agreement, which is described in our Current Report on Form 8-K that was filed on February 25, 2008;

•	the bankruptcy, assignment for the benefit of creditors or liquidation of the other party; or

•	a material breach of the other party.

Suntech may also terminate the agreement for the following material breaches:

•	if we fail to deliver a predetermined quantity of our polysilicon product by December 2009; or

•	if we fail to complete successfully any of the polysilicon quality and production volume tests or the process implementation test set forth in the agreement within specified periods of time.

If the Suntech Supply Agreement is terminated for any reason, our business will be materially harmed. In addition, if the Suntech Supply Agreement is terminated, we will be required to return any deposits and advance payments received up to the date of the termination, which is $2 million as of May 31, 2008 and we will need to secure new funds in order to finance the construction of our polysilicon production plant. Securing new funds may delay the anticipated timing of completion of the production plant, which delay may result in us failing to meet our delivery requirements under our other supply agreements. We may not be able to secure new funds on terms as favorable to us as those under the Suntech Supply Agreement or at all. If we are unable to secure new funds, we will not be able to complete construction of the production plant, our business will be materially and adversely affected and we may be forced to delay, alter or abandon our planned business operations.

If our supply agreement with Global Expertise Wafer Division Ltd. is terminated for any reason, our business will be materially harmed.

In June 2007, we entered into a supply agreement with Global Expertise Wafer Division Ltd., or GEWD, a wholly-owned subsidiary of Solar-Fabrik AG, for the sale and delivery of polysilicon to GEWD over a seven-year period beginning in December 2009, or the GEWD Supply Agreement. Under the GEWD Supply Agreement, up to approximately $117 million may be payable to us during the seven-year period, subject to the achievement of milestones, the acceptance of product deliveries and other conditions. The GEWD Supply Agreement provides for the delivery of predetermined volumes of polysilicon by us and purchase of these volumes by GEWD each month and each year at set prices from or before December 31, 2009, for a continuous period of seven years. Pursuant to the GEWD Supply Agreement, we granted to GEWD a security interest in all of our tangible and intangible assets related to our polysilicon business, and all equity interests in Hoku Materials, owned by Hoku Scientific, to serve as collateral for our obligations under the GEWD Supply Agreement. This security interest is pari-passu with the security interests granted to Sanyo, Suntech and Solarfun Power Hong Kong Limited.

Each party may elect to terminate the GEWD Supply Agreement under certain circumstances, including, but not limited to:

•	our failure to secure financing by May 31, 2008;

•	the bankruptcy, assignment for the benefit of creditors or liquidation of the other party; or

•	a material breach of the other party.

GEWD may also terminate the agreement for the following material breaches:

•	if we fail to deliver a predetermined quantity of our polysilicon product by December 2009; or

•	if the senior debt financing exceeds $185 million for the 2,000 metric ton annual capacity polysilicon production plant, plus reasonable additional debt to finance additional capacity.

We cannot guarantee that either we or GEWD will not terminate the agreement as a result of our inability to complete our financing by May 31, 2008. If the GEWD Supply Agreement is terminated for any reason, our business will be harmed. In addition, if the GEWD Supply Agreement is terminated, we will be required to return any deposits and advance payments received up to the date of the termination, which is $2 million as of May 31, 2008 and we will need to secure new funds in order to finance the construction of our polysilicon production plant. Securing new funds may delay the anticipated timing of completion of the production plant, which delay may result in us failing to meet our delivery requirements under our other supply agreements. We may not be able to secure new funds on terms as favorable to us as those under the GEWD Supply Agreement or at all. If we are unable to secure new funds, we will not be able to complete construction of the production plant, our business will be materially and adversely affected and we may be forced to delay, alter or abandon our planned business operations.  If the contract is terminated, we will be required to return any deposits and payment advances received prior to the date of termination.

If our supply agreement with Solarfun Power Hong Kong Limited is terminated for any reason, our business will be materially harmed.

In May 2008, we entered into a supply agreement with Solarfun Power Hong Kong Limited, a subsidiary of Solarfun Power Holdings Co., Ltd., or Solarfun, for the sale and delivery of polysilicon to Solarfun over a ten-year period beginning in July 2009, or the Solarfun Supply Agreement. Under the Solarfun Supply Agreement, up to approximately $384 million may be payable to us during the ten-year period, subject to the acceptance of product deliveries and other conditions. The Solarfun Supply Agreement provides for the delivery of predetermined volumes of polysilicon by us and purchase of these volumes by Solarfun each month and each year at set prices from the date of the first shipment in 2009, for a continuous period of ten years. Pursuant to the Solarfun Supply Agreement, we granted to Solarfun a security interest in all of our tangible and intangible assets related to our polysilicon business, and all equity interests in Hoku Materials, owned by Hoku Scientific, to serve as collateral for our obligations under the Solarfun Supply Agreement. This security interest is pari-passu with the security interests granted to Sanyo, Suntech and GEWD.

Each party may elect to terminate the Solarfun Supply Agreement under certain circumstances, including, but not limited to:

•
if we fail to secure financing by December 31, 2008 of at least $75 million in gross aggregate proceeds, including the approximately $25 million we received from the sale of our common stock pursuant to a Securities Purchase Agreement;

•	the bankruptcy, assignment for the benefit of creditors or liquidation of the other party; or

•	a material breach of the other party.

Solarfun may also terminate the agreement if we fail to deliver a predetermined quantity of our polysilicon product by December 2009.

If the Solarfun Supply Agreement is terminated for any reason, our business will be materially harmed.  In addition, if the Solarfun Supply Agreement is terminated, we will be required to return any deposits and advance payments received up to the date of the termination, which is $11 million as of May 31, 2008 and we will need to secure new funds in order to finance the construction of our polysilicon production plant. Securing new funds may delay the anticipated timing of completion of the production plant, which delay may result in us failing to meet our delivery requirements under our other supply agreements. We may not be able to secure new funds on terms as favorable to us as those under the Solarfun Supply Agreement or at all. If we are unable to secure new funds, we will not be able to complete construction of the production plant, our business will be materially and adversely affected and we may be forced to delay, alter or abandon our planned business operations. If the contract is terminated, we will be required to return any deposits and advance payments received prior to the date of termination.

If our engineering and construction contractors and consultants fail to perform under their contracts with us on a timely basis, we will experience delays in the construction of our planned polysilicon production plant.

If Stone & Webster, Inc., JH Kelly LLC, GEC Graeber Engineering Consultants GmbH and MSA Apparatus Construction for Chemical Equipment, Ltd., Idaho Power Company, Dynamic Engineering Inc., Saft Power Systems USA, Inc., PVA Tepla Danmark or any of our other consultants, engineers, vendors or service providers fail to perform on a timely basis under their respective agreements, then we will not be able to commence production of polysilicon at our planned polysilicon production facility on our current schedule. In addition, if we are required to seek alternative suppliers of the reactors, the TCS process, or electric substation for which we have already contracted, our costs could increase significantly and we would experience further delays. Any delays may result in a breach of our supply agreements with Sanyo, Suntech, GEWD and Solarfun which may allow them to terminate the supply agreements, which would harm our business.

If we do not obtain on a timely basis the necessary government permits and approvals to construct and operate our planned polysilicon production plant our construction costs could increase and our business could be harmed.

We have received the air permit and storm water prevention permit that are necessary to begin construction of our polysilicon plant; however, we need to apply for additional permits with federal, state and local authorities, including building permits to continue the construction our polysilicon plant, and permits to operate the plant when construction is complete. The government regulatory process is lengthy and unpredictable and delays could cause additional expense and increase our construction costs. In addition, we could be required to change our construction plans in order receive the required permits and such changes could also result in additional expense and delay. Any delay in completion of construction could result in us failing to meet our delivery deadlines under our supply agreements and give the other parties to these agreements the right to terminate the agreements.

If we are unable to obtain an easement across property adjoining the site of our planned polysilicon production plant or experience delays in the construction of an overpass we may be unable to access our property to operate our plant.

We currently have limited construction access to our polysilicon plant site across both an at-grade railroad crossing pursuant to a private crossing agreement with Union Pacific Railroad that will expire on December 31, 2012, and pursuant to a temporary construction and access agreement between the City of Pocatello and the owner of a parcel adjacent to our facility that will expire in January 2010.  Both agreements limit our access for construction purposes only, and we do not currently have the right to cross the railroad or the adjacent property to operate our planned polysilicon plant.  We plan to ultimately build an overpass across the railroad or to work with the City of Pocatello to build a public road that would connect our property to the highway; however, prior to completion of the overpass or the public road, our investors or lenders may require that we obtain operational road access to the site through other legally enforceable rights of access, such as an easement, from adjoining property owners who are under no obligation to provide us with such legally enforceable rights of access. We have commenced discussions with the City of Pocatello and the property owners; however, the adjoining property owners are under no legal obligation to provide us with an easement or permit us to otherwise enter their property and we may not be able to obtain such access.

Even if we achieve our polysilicon and PV system installation objectives on a timely basis and complete the construction of polysilicon production plant as currently planned, we may still be unsuccessful in developing, producing and/or selling these products and services, which would harm our business.

If we are successful in our efforts to construct our polysilicon production facility, our ability to successfully compete in the polysilicon and PV system installation markets will depend on a number of factors, including:

•	our ability to produce trichlrosilane and polysilicon, and purchase PV modules at a cost that allows us to achieve or maintain profitability in these businesses;

•	our ability to successfully manage a much larger and growing enterprise, with a broader national and international presence;

•	our ability to attract and expand new customer relationships;

•	our ability to develop new technologies to become competitive through cost reductions and improvements in solar radiation conversion efficiencies;

•	our ability to scale our business to be competitive;

•	future product liability or warranty claims; and

•	our ability to compete within a highly competitive market against companies that have greater resources, longer operating histories and larger market share than we do.

Industry-wide shortages or overcapacity in the production of polysilicon could harm our business.

Polysilicon is an essential raw material in the production of PV cells, which are connected together to make modules. Polysilicon is created by refining quartz or sand, and is typically supplied to PV cell manufacturers in the form of silicon ingots that are sliced into wafers, or as pre-sliced wafers. Industry-wide shortages of polysilicon have created shortages of PV modules and increased prices. Our inability to obtain sufficient modules at commercially reasonable prices or at all would adversely affect our ability meet potential customer demand for our products or to provide products at competitive prices, and may delay the potential growth of PV system installations business, thereby harming our business.

In light of these shortages, certain polysilicon producers have announced plans to invest heavily in the expansion of their production capacities in view of the current scarcity of solar-grade silicon, strong demand and the expected strong market growth. We currently expect significant additional capacity to come on-line in 2010. This expansion of production capacities could result in an excess supply of solar-grade silicon. In addition, if an excess supply of electronic-grade silicon were to develop, producers of electronic-grade silicon could switch production to solar-grade silicon, eliminating the current scarcity of solar-grade silicon or causing it to decline more rapidly than we currently anticipate. The electronic-grade silicon market historically has experienced significant cyclicality; for example, that market experienced significant excess supply from 1998 through 2003. Moreover, the current scarcity of silicon could also be overcome in the medium term if the need for silicon is significantly reduced as a result of the introduction of new technologies that significantly reduce or eliminate the need for silicon in producing effective PV systems. If any of these events occurred, they could lead to considerable pressure on the world market price for solar-grade silicon, which, in turn, could place pressure on our margins in these businesses. Accordingly, overcapacity in polysilicon production could harm our business.

If government incentives to locate our planned polysilicon facility in the City of Pocatello, Idaho are not realized then the costs of establishing our facility may be higher than we currently estimate.

The State of Idaho and the local municipal government have approved a variety of incentives to attract Hoku Materials, including tax incentives, financial support for infrastructure improvements around our facility, and grants to fund the training of new employees. In December 2006, we received a letter from the City of Pocatello, Idaho outlining a variety of financial and other incentives that could be available to us if we ultimately complete the construction of our planned polysilicon production facility in the City of Pocatello, Idaho. This letter is not a legally binding agreement on the part of the City of Pocatello, Idaho or on us, and the various incentives described in the letter are subject to a number of risks, contingencies and uncertainties, including the actual availability of financial and other incentives, including favorable tax incentives and utility availability, at the time of completion of planned construction and thereafter.

In March 2007, we entered into a 99-year ground lease with the City of Pocatello, for approximately 67 acres of land in Pocatello, Idaho and in May 2007 we commenced construction of our polysilicon facility. In May 2007, the City of Pocatello approved an ordinance that would provide us with tax incentives related to the infrastructure necessary for the completion of our planned polysilicon plant. We would receive up to $25.9 million in real property tax reimbursements for infrastructure improvements and up to $17.4 million in real property tax reimbursements based on employment numbers. The tax incentives expire on December 31, 2030. Except for the ground lease, we have not entered into any other definitive agreements with the State of Idaho or any municipal government and we may not realize the benefits of these other offered incentives including workforce training funds and utility capacities. If there are changes to the ordinance, which affects the amount of the incentives, and/or we are unable to realize these incentives the operating costs of our planned polysilicon facility in Idaho may be higher than we currently estimate.

If our competitors are able to develop and market products that customers prefer to our products, we may not be able to generate sufficient revenue to continue operations.

In the polysilicon market, we will also compete with companies such as Hemlock Semiconductor Corporation, Renewable Energy Corporation ASA, Mitsubishi Polycrystalline Silicon America Corporation, Mitsubishi Materials Corporation, Tokuyama Corporation, MEMC Electronic Materials, Inc., and Wacker Chemie AG. In addition, we believe new companies may be emerging in China, Korea, India, Europe, Brazil, Australia, North America, and the Middle East, and new technologies, such as fluidized bed reactors and direct solidification, are emerging, which may have significant cost and other advantages over the Siemens process we are planning to use to produce polysilicon at our production facility. These competitors may have longer operating histories, greater name recognition and greater financial, sales and marketing, technical and other resources than us. If we fail to compete successfully, we may be unable to successfully enter the market for polysilicon and PV modules.

The market for PV systems installations is competitive and continually evolving. As a new entrant to this market, we expect to face substantial competition from companies such as PowerLight, a subsidiary of SunPower Corporation, SunEdison, and other new and emerging companies in Asia, North America and Europe. Many of our known competitors are established players in the solar industry, and have a stronger market position than ours and have larger resources and recognition than we have. Furthermore, the PV market in general competes with other sources of renewable energy and conventional power generation.

Our business and industry are subject to government regulation, which may harm our ability to market our products.

The market for electricity generation products is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our PV system installations. For example, without a regulatory mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost to our customers of installing PV systems and make them less desirable, thereby harming our business, prospects, results of operations and financial condition. Furthermore, our discussions with The James Campbell Company to plan a Kapolei Sustainable Energy Park is subject to various conditions and government approvals related to the capped solid waste storage area on the site.

The installation of PV systems is subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to PV system installations may result in significant additional expenses to us and, as a result, could cause a significant reduction in demand for our PV installation services.

The reduction or elimination of government and economic incentives for PV systems and related products could reduce the market opportunity for our PV installation services.

We believe that the near-term growth of the market for on-grid applications, where solar power is used to supplement a customer’s electricity purchased from the utility network, depends in large part on the availability and size of government incentives. Because we plan to sell to the on-grid market, the reduction or elimination of government incentives may adversely affect the growth of this market or result in increased price competition, both of which adversely affect our ability to compete in this market. Currently, the U.S. federal solar tax credit is scheduled to expire at the end of calendar year 2008. If similar tax or other federal government incentives are not available beyond calendar year 2008, it could harm our solar business.

Today, the cost of solar power exceeds the cost of power furnished by the electric utility grid in many locations. As a result, federal, state and local government bodies in many countries, most notably Germany, Japan and the United States, have provided incentives in the form of rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy. These government economic incentives could be reduced or eliminated altogether. For example, Germany has been a strong supporter of solar power products and systems and political changes in Germany could result in significant reductions or eliminations of incentives, including the reduction of tariffs over time. Some solar program incentives expire, decline over time, are limited in total funding or require renewal of authority. Net metering policies in Japan could limit the amount of solar power installed there. Reductions in, or elimination or expiration of, governmental incentives could result in decreased demand for PV products, and reduce the size of the market for our planned PV system installation services.

We may not be able to protect our intellectual property, and we could incur substantial costs defending ourselves against claims that our products infringe on the proprietary rights of others.

Our ability to compete effectively in the fuel cell market will depend on our ability to protect our intellectual property rights with respect to our Hoku MEAs, Hoku Membranes and manufacturing processes and any intellectual property we develop with respect to our polysilicon business. We rely in part on patents, trade secrets and policies and procedures related to confidentiality to protect our intellectual property. However, much of our intellectual property is not covered by any patent or patent application. Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also become known without breach of these agreements or may be independently developed by our competitors. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any of our potential competitive advantages. Moreover, our patent applications may not result in the grant of patents either in the United States or elsewhere. Further, in the case of our issued patents or our patents that may issue, we do not know whether the claims allowed will be sufficiently broad to protect our technology or processes. Even if some or all of our patent applications issue are sufficiently broad, our patents may be challenged or invalidated and we may not be able to enforce them. We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights. We do not know whether we have been or will be completely successful in safeguarding and maintaining our proprietary rights. Moreover, patent applications filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce. Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. If we are found to be infringing third-party patents, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use these patents on acceptable terms, if at all. Failure to obtain needed licenses could delay or prevent the development, production or sale of our products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly, and failure to do so might diminish our ability to compete effectively and harm our operating results. We may need to pursue lawsuits or legal actions in the future to enforce our intellectual property rights, to protect our trade secrets and domain names, and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine priority of rights to the trademark.

We cannot be certain that others have not filed patent applications for technology covered by our issued patent or our pending patent applications or that we were the first to invent technology because:

•	some patent applications in the United States may be maintained in secrecy until the patents are issued;

•	patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing; and

•	publications in the scientific literature often lag behind actual discoveries and the filing of patents relating to those discoveries.

Competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with our products and technology. Due to the various technologies involved in the development of fuel cell systems, including membrane and MEA technologies, and PV products, it is impracticable for us to affirmatively identify and review all issued patents that may affect our products. Although we have no knowledge that our products and technology infringe any third party’s intellectual property rights, we cannot be sure that we do not infringe any third party’s intellectual property rights. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology. Litigation and interference proceedings, even if they are successful, are expensive to pursue and time-consuming, and we could use a substantial amount of our financial resources in either case.

The loss of any of our executive officers or the failure to attract or retain specialized technical and management personnel could impair our ability to grow our business.

We are highly dependent on our executive officers, including Dustin M. Shindo, our Chairman of the Board of Directors, President and Chief Executive Officer, and Karl M. Taft III, our Chief Technology Officer. Due to the specialized knowledge that each of our executive officers possesses with respect to our technology or operations, the loss of service of any of our executive officers would harm our business. We do not have employment agreements with any of our executive officers, and each may terminate his employment without notice and without cause or good reason. In addition, we do not carry key man life insurance on our executive officers.

There is a limited pool of qualified applicants for our operations located in Hawaii capable of meeting our specialized needs. Our future success will depend, in part, on our ability to attract and retain qualified management and technical personnel, many of whom must be relocated from the continental United States or other countries. In addition, we will need to hire and train specialized engineers to manage and operate our planned polysilicon facility in Pocatello, Idaho. We may not be successful in hiring or retaining qualified personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could harm our business.

We may have difficulty managing change in our operations, which could harm our business.

We continue to undergo rapid change in the scope and breadth of our operations as we seek to grow our business. Our entry into the PV system installation and planned entry into the polysilicon markets involve a substantial change to our operations. Our potential growth has placed a significant strain on our senior management team and other resources. We will be required to make significant investments in our engineering, logistics, financial and management information systems. In particular, we currently have limited resources dedicated to sales and marketing activities and will need to expand our sales and marketing infrastructure to support our customers. Our entry into the PV installation business and planned entry into the polysilicon markets involves the construction of a polysilicon production facility, increased international activities, and the increase in our headcount and operating costs by a significant factor. Our business could be harmed if we encounter difficulties in effectively managing our planned growth. In addition, we may face difficulties in our ability to predict customer demands accurately, which could strain our support staff and our ability to meet those demands.

We rely on limited suppliers and, if these suppliers fail to deliver materials that meet our quality requirements in a timely manner or at all, the installation of PV products and production of polysilicon would be limited.

It is highly likely that we will procure materials for our PV system installation and our planned polysilicon businesses from companies that are also our competitors. These companies may choose in the future not to sell these materials to us at all, or may raise their prices to a level that would prevent us from selling our products on a profitable basis.

We will use materials that are considered hazardous in our planned manufacturing and production processes and, therefore, we could be liable for environmental damages resulting from our research, development, or manufacturing and production operations.

The production of polysilicon will involve the use of materials that are hazardous to human health and the environment, the storage, handling and disposal of which will be subject to government regulation. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may increase our research and development or manufacturing costs and may require us to halt or suspend our operations until we regain compliance. If we have an accident at our facility involving a spill or release of these substances, we may be subject to civil and/or criminal penalties, including financial penalties and damages, and possibly injunctions preventing us from continuing our operations. Any liability for penalties or damages, and any injunction resulting from damages to the environment or public health and safety, could harm our business. In addition under various Federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for costs of removal or remediation of certain hazardous or toxic substances on or in such property. These laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such substances. We do not have any insurance for liabilities arising from the use and handling of hazardous materials.

Any significant and prolonged disruption of our operations in Hawaii could result in PV system installation delays that would reduce our revenue.

Hoku Solar is currently located in Hawaii, which is subject to the potential risk of earthquakes, hurricanes, tsunamis, floods and other natural disasters. The occurrence of an earthquake, hurricane, tsunami, flood or other natural disaster at or near our facility in Hawaii could result in damage, power outages and other disruptions that would interfere with our ability to conduct our business. In October 2006, Hawaii suffered a major earthquake causing significant damage throughout the state. Our facilities and operations; however, did not suffer any damage.

Most of the materials we use must be delivered via air or sea, and some of the equipment used in our production process can only be delivered via sea. Hawaii has a large union presence and has historically experienced labor disputes, including dockworker strikes that have prevented or delayed cargo shipments. Any future dispute that delays shipments via air or sea could prevent us from procuring or installing our turnkey PV systems in time to meet our customers’ requirements, or might require us to seek alternative and more expensive freight forwarders or contract manufacturers, which could increase our expenses.

We have significant international activities and customers that subject us to additional business risks, including increased logistical complexity and regulatory requirements, which could result in a decline in our revenue.

We believe that international sales will account for a significant percentage of our revenue in the future. Hoku Materials’ largest polysilicon supply agreements are with Suntech, Sanyo, GEWD, and Solarfun which are located in The People’s Republic of China, Japan, Malaysia, and Hong Kong, respectively. International sales can be subject to many inherent risks that are difficult or impossible for us to predict or control, including:

•	political and economic instability;

•	unexpected changes in regulatory requirements and tariffs;

•	difficulties and costs associated with staffing and managing foreign operations, including foreign distributor relationships;

•	longer accounts receivable collection cycles in certain foreign countries;

•	adverse economic or political changes;

•	unexpected changes in regulatory requirements;

•	more limited protection for intellectual property in some countries;

•	potential trade restrictions, exchange controls and import and export licensing requirements;

•	U.S. and foreign government policy changes affecting the markets for our products;

•	problems in collecting accounts receivable; and

•	potentially adverse tax consequences of overlapping tax structures.

All of our contracts are denominated in U.S. dollars except for our contract with GEC Graeber Engineering Consultants GmbH and MSA Apparatus Construction for Chemical Equipment Ltd. Therefore, increases in the exchange rate of the U.S. dollar to foreign currencies will cause our products to become relatively more expensive to customers in those countries, which could lead to a reduction in sales or profitability in some cases.

Our stock price is volatile and purchasers of our common stock could incur substantial losses.

Our stock price is volatile and during fiscal 2008, our stock has had closing low and high sales prices in the range of $4.07 to $14.19 per share. The stock market in general and the market for technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price of our common stock may fluctuate significantly in response to a number of factors, including:

•	variations in our financial results or those of our competitors and our customers;

•	announcements by us, our competitors and our customers of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

•	failure to meet the expectations of securities analysts or investors with respect to our financial results;

•	our ability to develop and market new and enhanced products on a timely basis;

•	litigation;

•	changes in our management;

•	changes in governmental regulations or in the status of our regulatory approvals;

•	future sales of our common stock by us and future sales of our common stock by our officers, directors and affiliates;

•	investors’ perceptions of us; and

•	general economic, industry and market conditions.

In addition, in the past, following periods of volatility and a decrease in the market price of a company’s securities, securities class action litigation has often been instituted against the company. Class action litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Anti-takeover defenses that we have in place could prevent or frustrate attempts by stockholders to change our directors or management.

Provisions in our amended and restated certificate of incorporation and bylaws may make it more difficult for or prevent a third party from acquiring control of us without the approval of our Board of Directors. These provisions:

•	establish a classified Board of Directors, so that not all members of our Board of Directors may be elected at one time;

•	set limitations on the removal of directors;

•	limit who may call a special meeting of stockholders;

•	establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted upon at stockholder meetings;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	provide our Board of Directors the ability to designate the terms of and issue new series of preferred stock without stockholder approval.

These provisions may have the effect of entrenching our management team and may deprive investors of the opportunity to sell their shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

As a Delaware corporation, we are also subject to Delaware anti-takeover provisions. Our Board of Directors could rely on Delaware law to prevent or delay an acquisition.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of the securities that we may offer under this prospectus supplement and the accompanying prospectus for the procurement and construction of our planned polysilicon production plant, and for working capital and general corporate purposes, including to meet current and future commitments. Pending application of the net proceeds for the specified purposes, we expect to invest the proceeds in interest-bearing accounts and short-term, interest-bearing securities. For a description of the cost of manufacturing the polysilicion plant and the additional financing necessary to complete the project, please see “Risk Factors--We need approximately $390 million to construct and equip our planned polysilicon production plant and we may be unable to raise this additional capital on favorable terms or at all.”

PRICE RANGE OF COMMON STOCK

Our common stock has traded on the NASDAQ Global Market under the symbol “HOKU” since August 5, 2005. The high and low sales prices of our common stock, as reported by the NASDAQ Global Market, for the quarters indicated are as follows:

	Sales prices
	High	Low
Fiscal year ended March 31, 2007
1st Quarter	$7.69	$2.86
2nd Quarter	$4.90	$2.12
3rd Quarter	$4.35	$2.52
4th Quarter	$7.54	$2.52
Fiscal year ended March 31, 2008
1st Quarter	$12.80	$4.00
2nd Quarter	$14.55	$7.50
3rd Quarter	$13.53	$5.87
4th Quarter	$14.88	$7.05
Fiscal year ended March 31, 2009
1st Quarter (through June 10, 2008)	$10.25	$6.61

On June 10, 2008, the last reported sale price of our common stock on the NASDAQ Global Market was $6.64 per share. As of June 9, 2008, there were 45 stockholders of record of our common stock. Such number does not include beneficial owners holding shares through nominee names.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend upon our financial condition, operating results and capital requirements, any contractual restrictions and other factors that our Board of Directors deems relevant.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with UBS Securities LLC under which we may offer and sell shares of our common stock having an aggregate offering price of up to $54,000,000 from time to time through UBS Securities LLC as our sales agent. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ Global Market at market prices, block transactions and such other transactions as agreed upon by us and UBS Securities LLC. As agent, UBS Securities LLC will not engage in any transactions that stabilize our common stock.

UBS Securities LLC, as agent, will use its reasonable efforts to solicit offers to purchase the shares of common stock on a daily basis or as otherwise agreed upon by us and UBS Securities LLC. We will designate the maximum amount of shares of common stock to be sold through UBS Securities LLC on a daily basis or otherwise as we and UBS Securities LLC agree. Subject to the terms and conditions of the equity distribution agreement, UBS Securities LLC will use its reasonable efforts to sell on our behalf all of the designated shares of common stock. We may instruct UBS Securities LLC not to sell shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or UBS Securities LLC may suspend the offering of shares of common stock by notifying the other.

We will pay UBS Securities LLC a commission equal to 4% of the gross sales price per share of shares sold through it as agent under the equity distribution agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares. We have agreed to reimburse UBS Securities LLC for certain of its legal expenses.

Settlement for sales of common stock will occur on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Under the terms of the equity distribution agreement, we also may sell shares to UBS Securities LLC as principal for its own account at a price agreed upon at the time of sale. If we sell shares to UBS Securities LLC as principal, we will enter into a separate terms agreement with UBS Securities LLC and we will describe this agreement in a separate prospectus supplement or pricing supplement.

In connection with the sale of the common stock on our behalf, UBS Securities LLC may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation paid to UBS Securities LLC may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to UBS Securities LLC against certain civil liabilities, including liabilities under the Securities Act. UBS Securities LLC may engage in transactions with, or perform other services for, us in the ordinary course of business.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the shares offered hereby.

The offering of common stock pursuant to the equity distribution agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the equity distribution agreement or (ii) the termination of the equity distribution agreement by either UBS Securities LLC or us.

LEGAL MATTERS

Certain legal matters in connection with the offering of the common stock hereby will be passed upon for us by Stoel Rives LLP, Boise, Idaho. Certain legal matters relating to the offering will be passed upon for UBS Securities LLC by Sidley Austin LLP, Chicago, Illinois.

EXPERTS
The consolidated financial statements of Hoku Scientific, Inc. and subsidiaries appearing in Hoku Scientific, Inc.’s Annual Report (Form 10-K) for the year ended March 31, 2008, and the effectiveness of Hoku Scientific, Inc’s internal control over financial reporting as of March 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of such periodic reports, proxy statements and other information are available for inspection without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of these filings may be obtained from such offices upon payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

This prospectus supplement “incorporates by reference” information that we have filed with the SEC under the Securities Exchange Act of 1934, which means that we are disclosing important information to you by referring to those documents. Any statement contained in this prospectus supplement or in any document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any subsequently filed document which also is, or is deemed to be incorporated by reference into this prospectus supplement, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than current reports furnished under Items 2.02 or 7.01 of Form 8-K and other information furnished to the SEC that is not deemed to be “filed” for purposes of the Securities Exchange Act of 1934), until the termination of the offering of the securities covered by this prospectus supplement and the accompanying prospectus:

•	Our Annual Report on Form 10-K for the year ended March 31, 2008;

•	Our Current Reports on Form 8-K filed on April 9, 2008 and May 13, 2008 (incorporating Item 1.01 only); and

•
The description of our common stock contained in our registration statement on Form 8-A filed under Section 12 of the Exchange Act, and filed with the SEC on July 26, 2005, including any amendments or reports filed for the purpose of updating that description.

We will provide without charge to any person to whom this prospectus supplement and the accompanying prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: Hoku Scientific, Inc., 1075 Opakapaka, Honolulu, Hawaii 96707, (808) 682-7800 (telephone).

The information relating to Hoku Scientific, Inc. contained in this prospectus supplement and the accompanying prospectus is not comprehensive, and you should read it together with the information contained in the incorporated documents.

PROSPECTUS

HOKU SCIENTIFIC, INC.

$110,000,000

COMMON STOCK, PREFERRED STOCK, WARRANTS, SENIOR DEBT SECURITIES AND
SUBORDINATED DEBT SECURITIES

We may offer common stock, preferred stock, warrants, senior debt securities and subordinated debt securities consisting of a combination of any of these securities at an aggregate initial offering price not to exceed $110,000,000. The debt securities that we may offer may consist of senior debt securities or subordinated debt securities, in each case consisting of notes or other evidence of indebtedness in one or more series. The warrants that we may offer will consist of warrants to purchase any of the other securities that may be sold under this prospectus. The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices and on terms to be determined at the time of sale. A prospectus supplement that will set forth the terms of the offering of any securities will accompany this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is quoted on the NASDAQ Global Market under the symbol “HOKU”. On May 9, 2008, the closing price of our common stock was $8.13 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange or automated quotation system.

INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus may not be used to consummate the sale of any securities unless accompanied by a prospectus supplement relating to the securities offered.

The date of this prospectus is June 2, 2008.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under “Information Incorporated by Reference.” We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus and the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement may be used only for the purposes for which they have been published, and no person has been authorized to give any information not contained in or incorporated by reference into this prospectus and the accompanying prospectus supplement. If you receive any other information, you should not rely on it. The information contained in this prospectus and the accompanying prospectus supplement is accurate only as of the dates on the cover pages of this prospectus or the accompanying prospectus supplement, as applicable, the information incorporated by reference into this prospectus or the accompanying prospectus supplement is accurate only as of the date of the document incorporated by reference. Any statement made in this prospectus, the accompanying prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, the accompanying prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will be deemed to constitute a part of this prospectus only to the extent so modified or superseded. See “Information Incorporated by Reference.” We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may issue and sell any combination of the securities described in this prospectus in one or more offerings with a maximum aggregate offering price of up to $110,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including a description of any risks relating to the offering, if those terms and risks are not described in this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more details of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and the accompanying prospectus supplement together with additional information described under the headings “Available Information” and “Information Incorporated by Reference” before investing in any of the securities offered.

We may sell securities to or through underwriters or dealers, and also may sell securities directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers or agents employed by us in the sale of the securities covered by this prospectus, the principal amounts or number of shares or other securities, if any, to be purchased by such underwriters or dealers and the compensation, if any, of such underwriters, dealers or agents will be set forth in an accompanying prospectus supplement.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

Unless the context otherwise requires, all references in this prospectus to “Hoku,” “us,” “our,” “we,” the “Company” or other similar terms are to Hoku Scientific, Inc.

AVAILABLE INFORMATION

We are a public company and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public on the SEC's website at “http://www.sec.gov.” In addition, because our stock is listed for trading on the NASDAQ Global Market, you can read and copy reports and other information concerning us at the offices of the NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, New York 10006.

We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus is only part of the registration statement and omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. You may:

•	inspect a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room;

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or

•	obtain a copy from the SEC website.

Our mailing address is 1075 Opakapaka Street, Kapolei, Hawaii 96707 and our Internet address is www.hokuscientific.com. Our telephone number is (808) 682-7800. General information, financial news releases and filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports are available free of charge on the SEC’s website at www.sec.gov. We are not including the information contained on our website as part of, or incorporating it by reference into, this prospectus.

THE COMPANY

We are a materials science company focused on clean energy technologies. We have historically focused our efforts on the design and development of fuel cell technologies, including Hoku membrane electrode assemblies, or MEAs, and Hoku Membranes. In May 2006, we announced our plans to form a photovoltaic, or PV, module business, and our plans to produce polysilicon, a primary material used in the manufacture of PV modules, to complement our fuel cell business. We have reorganized our business into three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. In February and March 2007, we incorporated Hoku Materials, Inc. and Hoku Solar, Inc., respectively, as wholly-owned subsidiaries to operate our polysilicon and solar businesses, respectively.

We are incorporated in Delaware. We were incorporated in Hawaii in March 2001 as Pacific Energy Group, Inc. In July 2001, we changed our name to Hoku Scientific, Inc., and in December 2004, we were reincorporated in Delaware.

For additional information concerning our business and affairs, please refer to the documents incorporated by reference that are listed under the caption “Information Incorporated by Reference.”

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus include both historical and “forward-looking” statements under federal securities laws. These statements are based on current expectations and projections about future results and include the discussion of our business strategies and expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in certain portions of this prospectus, the documents incorporated by reference and in any prospectus supplement, the words “anticipate,” “believe,” “estimate,” “may,” “will,” “expect,” “plan” and “intend” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These statements are based upon the beliefs and assumptions of, and on information available to our management. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those set forth below under “Risk Factors.” Unless required by law, we do not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. However, you should carefully review the reports and documents we file from time to time with the SEC, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and any current reports on Form 8-K.

RISK FACTORS

An investment in our securities involves certain risks. You should carefully consider all of the information set forth in this prospectus. In particular, you should evaluate the following risk factors before making an investment in our securities. If any of the following circumstances actually occur, our business, financial condition and results of operations could be materially and adversely affected. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.

We have a limited operating history, and have recently determined to enter the photovoltaic system installation and polysilicon markets and scale back our efforts in the fuel cell market. If we are unable to generate significant revenue in our planned operations, our business will be harmed.

We were incorporated in March 2001 and have a limited operating history. We have cumulative net losses since our inception through the nine months ended December 31, 2007. Hoku Materials does not currently generate any revenue and we do not expect to generate any revenue from Hoku Fuel Cells in the foreseeable future. During fiscal 2008, we completed PV system installation contracts related to Hoku Solar, and expect that all of our future revenue will be derived through PV system installations and related services and the sale of electricity until the first half of calendar year 2009, when Hoku Materials is expected to generate revenue through the sale of polysilicon. Our planned entry into the polysilicon market will require us to spend significant sums to support the construction of a facility to produce polysilicon, to purchase capital equipment, to fund new sales and marketing efforts, to pay for additional operating costs, and to significantly increase our headcount. As a result, we expect our costs to increase significantly, which will result in further losses before we can begin to generate significant revenue from our Hoku Materials and Hoku Solar divisions. If we are unable to generate significant revenue and achieve profitability, we will not be able to sustain our operations.

Our operating results have fluctuated in the past, and we expect a number of factors to cause our operating results to continue to fluctuate in the future, making it difficult for us to accurately forecast our quarterly and annual operating results.

We began installing PV systems during the second half to fiscal 2008 and will continue to have limited sources of revenue until we sign additional PV system installation contracts and successfully complete the installation of PV systems under those contracts. As of April 30, 2008, we had approximately $2.4 million in PV system installation and/or related services under contract that we expect to complete in fiscal 2009.

We also have signed a non-binding letter of intent with Bank of Hawaii to explore additional turnkey PV system installations for the Bank’s facilities on the islands of Hawaii, Maui and Kauai, and a non-binding agreement with The James Campbell Company to plan the Kapolei Sustainable Energy Park, which would be capable of generating approximately 1.5 megawatts of PV power. In addition, Hawaiian Electric Company has submitted to the Hawaii Public Utilities Commission for approval a contract to purchase electricity generated by a PV system that we would install. If approved, we would install a 167 kilowatt PV system and the sell the power generated by that system over a 20-year period to Hawaiian Electric Company. Finally, we joined D.R. Horton-Schuler Division, a wholly owned subsidiary of D.R. Horton, Inc. in a marketing program to offer two kilowatt PV systems to homebuyers at Kahiwelo at Makakilo Development in Kapolei, Hawaii. The amount of potential revenue is contingent on whether the homebuyers choose to install a PV system. While we anticipate generating revenue from these agreements, at this time there can be no assurance that such revenues will be realized.

Our future operating results and cash flows will depend on many factors that impact Hoku Materials, Hoku Solar and Hoku Fuel Cells, including the following:

•	the size and timing of customer orders, milestone achievement, product delivery and customer acceptance, if required;

•	our success in obtaining pre-payments from customers for future shipments of polysilicon;

•	our success in maintaining and enhancing existing strategic relationships and developing new strategic relationships with potential customers;

•	our ability to protect our intellectual property;

•	actions taken by our competitors, including new product introductions and pricing changes;

•	the costs of maintaining and expanding our operations;

•	customer budget cycles and changes in these budget cycles; and

•	external economic and industry conditions.

As a result of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

We need approximately $390 million to construct and equip our planned polysilicon production plant and we may be unable to raise this additional capital on favorable terms or at all.

We have announced our intention to form a polysilicon business as part of an integrated PV module business. The polysilicon business includes developing production capabilities and the eventual production of polysilicon. Prior to our announcement, our business was solely focused on the stationary and automotive fuel cell markets and we had no prior experience in the polysilicon business. In order to be successful, we are devoting substantial management time, resources and funds to this expansion. We intend to produce polysilicon at our planned polysilicon production facility in Pocatello, Idaho. We commenced construction in May 2007 and anticipate the availability of polysilicon beginning in the first half of calendar year 2009.

Based on our polysilicon supply agreements with customers, we plan to equip and construct a polysilicon production plant capable of producing up to 3,500 metric tons of polysilicon per year for an estimated total project cost of approximately $390 million. We intend to use the $240 million in advance payment commitments from our polysilicon customer agreements to contribute to the financing of the construction and for working capital, subject to our successful achievements of various polysilicon production and quality milestones for Sanyo, Suntech and GEWD. In addition to the $240 million in customer commitments, we intend to contribute $40 million, of our available cash, including amounts already paid by us. This leaves a gap of $110 million of additional capital that is required to fully fund the $390 million construction budget. We had previously announced our intention to work with Merrill Lynch for this additional funding in the form of project finance debt. In May 2008, we and Merrill Lynch mutually agreed to end this engagement, and we have filed a universal shelf registration statement with the Securities and Exchange Commission, or SEC, to raise additional financing.

Upon being declared effective by the SEC, the registration statement will allow us to offer and sell, from time to time, in one or more offerings, shares of its common stock, shares of its preferred stock, senior and subordinated debt securities, warrants, or any combination of such securities, for proceeds in the aggregate amount up to $110 million. Proceeds from the sale of such securities will be used to fund the construction of our polysilicon plant, and for the purposes described in the prospectus or a prospectus supplement filed at the time of an offering. We intend to issue securities in at least two separate offerings over the next twelve to eighteen months to fund our polysilicon plant construction.

We believe that prior to obtaining financing we will have to satisfy potential lenders and investors that we have adequately addressed the principal risks that: (1) the construction of the polysilicon plant is not completed on time, on budget, or at all; (2) the polysilicon plant does not operate at its full capacity; (3) the polysilicon plant fails to generate sufficient revenue to service any debt, or (4) that the financing will sufficient to complete the construction, procurement and start-up of our planned polysilicon plant. In order to address these risks we believe that we will need to accomplish and address the following:

•
obtain agreements from Sanyo Electric Company Ltd., or Sanyo, Wuxi Suntech Power Co. Ltd., or Suntech, Global Expertise Wafer Division Ltd., or GEWD, and Solarfun Power Hong Kong Limited, or Solarfun, to assign any purchase payments for polysilicon made to Hoku Materials to the lenders that may provide us with debt financing and to subordinate each of their pari passu security interests in Hoku Materials to the senior security interest of such lenders;

•
obtain agreements from Stone & Webster, Inc., JH Kelly LLC, Dynamic Engineering, Inc., GEC Graeber Engineering Consultants GmbH, MSA Apparatus Construction for Chemical Equipment Ltd., Idaho Power Company, Dynamic Engineering Inc., Saft Power Systems USA, Inc., PVA Tepla Danmark other potential vendors to assign their respective construction and/or service contracts to the lenders that may provide us with debt financing;

•	secure permits with federal, state and local authorities, including building permits to continue to construct our polysilicon plant, and permits to operate our plant when construction is complete;

•	obtain traditional road access to the site through one or more legally enforceable rights of access, such as an easement, from adjoining property owners; and

•
obtain the report of an independent engineering firm which supports our construction plans, our operating plans and our pro forma financial models that support the feasibility of our operating plans and business model.

If we fail to successfully achieve any or all of the above objectives, we my be unable to complete construction of our planned production plant and may be forced to delay, alter or abandon our planned business operations. In addition, any delay in achieving these objectives may result in additional expense which would harm our business.

If our supply agreement with Sanyo Electronic Company, Ltd. is terminated for any reason, our business will be harmed.

In January 2008, we amended our polysilicon supply contract with Sanyo Electric Company, Ltd., or Sanyo, for the sale and delivery of polysilicon, or the Sanyo Supply Agreement. Under the Sanyo Supply Agreement, up to approximately $530 million may be payable to us during the ten-year period, subject to the achievement of certain milestones, the acceptance of product deliveries and other conditions. The Sanyo Supply Agreement provides for the delivery of predetermined volumes of polysilicon to Sanyo each year at set prices from January 2010 through December 2019. Pursuant to the Sanyo Supply Agreement, we granted Sanyo a security interest in all of the tangible and intangible assets related to Hoku Materials and all our equity interests in Hoku Materials, to serve as collateral for our obligations under the agreement. This security interest is pari-passu with the security interests granted to Suntech, GEWD and Solarfun.

Each party may elect to terminate the Sanyo Supply Agreement prior to December 2019 under certain circumstances, including, but not limited to:

•	if we fail to secure financing by May 31, 2008 of at least $150 million in gross aggregate proceeds from long-term bank debt and customer prepayments;

•	the bankruptcy, assignment for the benefit of creditors or liquidation of the other party; or

•	a material breach of the other party.

Sanyo may also terminate the agreement for the following material breaches:

•	if we fail to deliver a predetermined quantity of our produced product by April 30, 2010;

•	if we fail to deliver the minimum monthly quantity of product in any month beginning in April 30, 2010;

•	if we fail to deliver the minimum annual quantity of polysilicon product in any year beginning in calendar year 2010; or

•	if we fail to complete successfully any of the polysilicon quality and production volume tests or the process implementation test set forth in the agreement within specified periods of time.

We have obtained verbal assurances from Sanyo that it does not intend to terminate the Sanyo Supply Agreement if we fail to secure financing of at least $150 million in gross aggregate proceeds from long-term bank debt and customer prepayments by May 31, 2008; however, we and Sanyo each retain the right to terminate the Sanyo Supply Agreement if such financing is not completed by such date. If the Sanyo Supply Agreement is terminated for any reason, our business will be harmed.

If our supply agreement with Wuxi Suntech Power Co., Ltd. is terminated for any reason, our business will be harmed.

In June 2007, we entered into an amendment with Wuxi Suntech Power Co., Ltd., or Suntech, of our polysilicon supply contract, or the Suntech Supply Agreement, for the sale and delivery of polysilicon to Suntech over a ten-year period beginning in July 2009. Under the Suntech Supply Agreement, up to approximately $678 million may be payable to us during the ten-year period, subject to the achievement of milestones, the acceptance of product deliveries and other conditions. The Suntech Supply Agreement provides for the delivery of predetermined volumes of polysilicon by us and purchase of these volumes by Suntech each month and each year at set prices from or before July 1, 2009, for a continuous period of ten years. The term of the Suntech Supply Agreement is ten years from the date of the first shipment in 2009, which is approximately July 1, 2019. Each party, however, may elect to shorten the term of the Suntech Supply Agreement to seven years by providing written notice to the other party at any time prior to the end of the fourth year after the first shipment. If the term of the Suntech Supply Agreement is shortened to seven years, then the aggregate amount that may be payable to us for product shipments during the seven year period would be reduced to up to approximately $378 million. Pursuant to the Suntech Supply Agreement, we have granted to Suntech a security interest in all of our tangible and intangible assets related to our polysilicon business to serve as collateral for Hoku Materials' obligations under the Suntech Supply Agreement. Also, all of the equity ownership interest in Hoku Materials is to be pledged to secure the obligations of Hoku Materials under the Suntech Supply Agreement. These security interests are pari-passu with the security interests granted to Sanyo, Global Expertise Wafer Division, Ltd. and Solarfun Power Hong Kong Limited.

Each party may elect to terminate the Suntech Supply Agreement under certain circumstances, including, but not limited to:

•	if we fail to secure financing by May 31, 2008 of at least $100 million in gross aggregate proceeds from debt;

•	the bankruptcy, assignment for the benefit of creditors or liquidation of the other party; or

•	a material breach of the other party.

Suntech may also terminate the agreement for the following material breaches:

•	if we fail to deliver a predetermined quantity of our polysilicon product by December 2009; or

•	if we fail to complete successfully any of the polysilicon quality and production volume tests or the process implementation test set forth in the agreement within specified periods of time.

If the Suntech Supply Agreement is terminated for any reason, our business will be harmed.

If our supply agreement with Global Expertise Wafer Division, Ltd. is terminated for any reason, our business will be harmed.

In June 2007, we entered into an amendment with Global Expertise Wafer Division, Ltd., or GEWD, of our polysilicon supply agreement, or the GEWD Supply Agreement , for the sale and delivery of polysilicon to GEWD over a ten-year period. Under the GEWD Supply Agreement, up to approximately $117 million may be payable to us during the seven-year period, subject to the achievement of milestones, the acceptance of product deliveries and other conditions. The GEWD Supply Agreement provides for the delivery of predetermined volumes of polysilicon by us and purchase of these volumes by GEWD each month and each year at set prices from or before December 31, 2009, for a continuous period of seven years. Pursuant to the GEWD Supply Agreement, we must grant to GEWD a security interest in all of our tangible and intangible assets related to our polysilicon business, and all equity interests in Hoku Materials, owned by Hoku Scientific, to serve as collateral for our obligations under the GEWD Supply Agreement. This security interest is pari-passu with the security interests granted to Sanyo, Suntech and Solarfun Power Hong Kong Limited.

Each party may elect to terminate the GEWD Supply Agreement under certain circumstances, including, but not limited to:

•	if we fail to secure financing by May 31, 2008;

•	the bankruptcy, assignment for the benefit of creditors or liquidation of the other party; or

•	a material breach of the other party.

GEWD may also terminate the agreement for the following material breaches:

•	if we fail to deliver a predetermined quantity of our polysilicon product by December 31, 2009; or

•	if the senior debt financing exceeds $185 million for the 2,000 metric ton annual capacity polysilicon production plant, plus reasonable additional debt to finance additional capacity.

If the GEWD Supply Agreement is terminated for any reason, our business will be harmed.

If our supply agreement with Solarfun Power Hong Kong Limited is terminated for any reason, our business will be harmed.

In November 2007, we entered into an amendment with Solarfun Power Hong Kong Limited, or Solarfun, a subsidiary of Solarfun Power Holdings Co., Ltd., of our polysilicon supply agreement, or the Solarfun Supply Agreement, for the sale and delivery of polysilicon to Solarfun over an eight-year period beginning in July 2009. Under the Solarfun Supply Agreement, up to approximately $306 million may be payable to us during the eight-year period, subject to the acceptance of product deliveries and other conditions. The Solarfun Supply Agreement provides for the delivery of predetermined volumes of polysilicon by us and purchase of these volumes by Solarfun each month and each year at set prices from the date of the first shipment in 2009, for a continuous period of eight years. Pursuant to the Solarfun Supply Agreement, we must grant to Solarfun a security interest in all of our tangible and intangible assets related to our polysilicon business, and all equity interests in Hoku Materials, owned by Hoku Scientific, to serve as collateral for our obligations under the Solarfun Supply Agreement. This security interest is pari-passu with the security interests granted to Sanyo, Suntech and GEWD.

Each party may elect to terminate the Solarfun Supply Agreement under certain circumstances, including, but not limited to:

•	the bankruptcy, assignment for the benefit of creditors or liquidation of the other party; or

•	a material breach of the other party.

Solarfun may also terminate the agreement if we fail to deliver a predetermined quantity of our polysilicon product by December 31, 2009.

If the Solarfun Supply Agreement is terminated for any reason, our business will be harmed.

If our engineering and construction contractors and consultants fail to perform under their contracts with us on a timely basis, we will experience delays in the construction of our planned polysilicon production plant.

If Stone & Webster, Inc., JH Kelly LLC, GEC Graeber Engineering Consultants GmbH, MSA Apparatus Construction for Chemical Equipment Ltd., Idaho Power Company, Dynamic Engineering, Inc., Saft Power Systems USA, Inc., PVA Tepla Danmark or any of our other consultants, engineers, vendors or service providers fail to perform on a timely basis under their respective agreements, then we will not be able to commence production of polysilicon at our planned polysilicon production facility on our current schedule. In addition, if we are required to seek alternative suppliers of the reactors, the TCS process, or electric substation for which we have already contracted, our costs could increase significantly and we would experience further delays. Any delays may result in a breach of our supply agreements with Sanyo, Suntech, GEWD and Solarfun which may allow them to terminate the supply agreements, which would harm our business.

 If we do not obtain on a timely basis the necessary government permits and approvals to construct and operate our planned polysilicon production plant our construction costs could increase and our business could be harmed.

We have received the air permit and storm water prevention permit that are necessary to begin construction of our polysilicon plant; however, we need to apply for additional permits with federal, state and local authorities, including building permits to continue the construction our polysilicon plant, and permits to operate the plant when construction is complete. The government regulatory process is lengthy and unpredictable and delays could cause additional expense and increase our construction costs. In addition, we could be required to change our construction plans in order receive the required permits and such changes could also result in additional expense.

If we are unable to obtain an easement across property adjoining the site of our planned polysilicon production plant or experience delays in the construction of an overpass, we may experience delays in the construction of our plant.

We currently have limited access to our polysilicon plant site across an at-grade railroad crossing pursuant to a private crossing agreement with Union Pacific Railroad that will expire on December 31, 2012. To date we have experienced minor and temporary physical limitations in our ability to access the site due to the operation of the rail line by Union Pacific Railroad. We plan to install a signalized rail crossing as an interim solution, and to ultimately build an overpass across the railroad; however, prior to completion of the overpass, our lenders may require that we obtain traditional road access to the site through other legally enforceable rights of access, such as an easement, from adjoining property owners who are under no obligation to provide us with such legally enforceable rights of access. We have commenced discussions with the property owners; however, the adjoining property owners are under no legal obligation to provide us with an easement or permit us to otherwise enter their property and we may not be able to obtain such access.

Even if we achieve our polysilicon and PV system installation objectives on a timely basis and complete the construction of polysilicon production plant as currently planned, we may still be unsuccessful in developing, producing and/or selling these products and services, which would harm our business.

  If we are successful in our efforts to construct our production plant for the production of polysilicon, our ability to successfully compete in the polysilicon and PV system installation markets will depend on a number of factors, including:

•	our ability to produce trichlrosilane and polysilicon, and purchase PV modules at a cost that allows us to achieve or maintain profitability in these businesses;

•	our ability to successfully manage a much larger and growing enterprise, with a broader international presence;

•	our ability to attract and expand new customer relationships;

•	our ability to develop new technologies to become competitive through cost reductions and improvements in solar radiation conversion efficiencies;

•	our ability to scale our business to be competitive;

•	future product liability or warranty claims; and

•	our ability to compete within a highly competitive market against companies that have greater resources, longer operating histories and larger market share than we do.

Industry-wide shortages or overcapacity in the production of polysilicon could harm our business.

Polysilicon is an essential raw material in the production of photovoltaic, or solar, cells, which are connected together to make modules. Polysilicon is created by refining quartz or sand, and is typically supplied to PV cell and module manufacturers in the form of silicon ingots that are sliced into wafers, or as pre-sliced wafers. Industry-wide shortages of polysilicon have created shortages of PV modules and increased prices. We do not currently have any contracts to purchase PV modules. Our inability to obtain sufficient modules at commercially reasonable prices or at all would adversely affect our ability meet potential customer demand for our products or to provide products at competitive prices, and may delay the potential growth of our PV system installations business, thereby harming our business.

In light of these shortages, certain polysilicon producers have announced plans to invest heavily in the expansion of their production capacities in view of the current scarcity of solar-grade silicon, strong demand and the expected strong market growth. We currently expect significant additional capacity to come on-line in 2009, before our planned production of polysilicon will begin. This expansion of production capacities could result in an excess supply of solar-grade silicon. In addition, if an excess supply of electronic-grade silicon were to develop, producers of electronic-grade silicon could switch production to solar-grade silicon, eliminating the current scarcity of solar-grade silicon or causing it to decline more rapidly than we currently anticipate. The electronic-grade silicon market has experienced significant cyclicality historically; for instance, that market experienced significant excess supply from 1998 through 2003. Moreover, the current scarcity of silicon could also be overcome in the medium term if the need for silicon is significantly reduced as a result of the introduction of new technologies that significantly reduce or eliminate the need for silicon in producing effective PV systems. If any of these events occurred, they could lead to considerable pressure on the world market price for solar-grade silicon, which, in turn, could place pressure on our margins in these businesses. Accordingly, overcapacity in polysilicon production could harm our business.

If government incentives to locate our planned polysilicon facility in the City of Pocatello, Idaho are not realized then the costs of establishing our facility may be higher than we currently estimate.

The State of Idaho and the local municipal government have approved a variety of incentives to attract Hoku Materials, including tax incentives, financial support for infrastructure improvements around the facilities, and grants to fund the training of new employees. In December 2006, we received a letter from the City of Pocatello, Idaho outlining a variety of financial and other incentives that could be available to us if we ultimately complete the construction of our planned polysilicon production facility in the City of Pocatello, Idaho. This letter is not a legally binding agreement on the part of the City of Pocatello, Idaho or us, and the various incentives described in the letter are subject to a number of risks, contingencies and uncertainties, including the actual availability of financial and other incentives, including favorable tax incentives and utility availability, at the time of completion of planned construction and thereafter.

In March 2007, we entered into a 99-year ground lease with the City of Pocatello, for approximately 67 acres of land in Pocatello, Idaho and in May 2007 we commenced construction. In May 2007, the City of Pocatello approved an ordinance that would provide us with tax incentives related to the infrastructure necessary for the completion of our planned polysilicon plant. We would receive up to $25.9 million in real property tax reimbursements for infrastructure improvements and up to $17.4 million in real property tax reimbursements based on employment numbers. The tax incentives expire on December 31, 2030. Except for the ground lease and the approved ordinance noted above, we have not entered into any other definitive agreements with the State of Idaho or any municipal government and we may not realize the benefits of these other offered incentives including workforce training funds and utility capacities. If we are unable to realize these incentives the costs of establishing our planned polysilicon facility in Idaho may be higher than we currently estimate.

While we believe that we currently have adequate internal control over financial reporting, we are exposed to risks from legislation requiring companies to evaluate those internal controls.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal control structure and procedures for financial reporting. We have an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. However, the manner in which companies and their independent public accounting firms apply these requirements and testing companies’ internal controls remains subject to some uncertainty. To date, we have incurred, and we expect to continue to incur increased expense and to devote additional management resources to Section 404 compliance. Despite our efforts, if we identify a material weakness in internal controls, there can be no assurance that we will be able to remediate such material weakness identified in a timely manner, or that we will be able to maintain all of the controls necessary to determine that our internal control over financial reporting is effective. In the event that our chief executive officer, chief financial officer or our independent registered public accounting firm determine that our internal control over financial reporting is not effective as defined under Section 404, investor perceptions of us may be adversely affected and could cause a decline in the market price of our stock.

If our competitors are able to develop and market products that customers prefer to our products, we may not be able to generate sufficient revenue to continue operations.

In the polysilicon market, we will also compete with companies such as Hemlock Semiconductor Corporation, Renewable Energy Corporation ASA, Mitsubishi Polycrystalline Silicon America Corporation, Mitsubishi Materials Corporation, Tokuyama Corporation, MEMC Electronic Materials, Inc., and Wacker Chemie AG. In addition, we believe new companies may be emerging in China, India, Europe, Brazil, Australia, North America, and the Middle East, and new technologies, such as fluidized bed reactors and direct solidification, are emerging, which may have significant cost and other advantages over the Siemens process we are planning to use to produce polysilicon at our production facility. These competitors may have longer operating histories, greater name recognition and greater financial, sales and marketing, technical and other resources than us. If we fail to compete successfully, we may be unable to successfully enter the market for polysilicon and PV modules.

The market for PV systems installations is competitive and continually evolving. As a new entrant to this market, we expect to face substantial competition from companies such as PowerLight, a subsidiary of SunPower Corporation, SunEdison, and other new and emerging companies in Asia, North America and Europe. Many of our known competitors are established players in the solar industry, and have a stronger market position than ours and have larger resources and recognition than we have. Furthermore, the PV market in general competes with other sources of renewable energy and conventional power generation.

There are a number of PEM fuel cell membrane and MEA product developers and competition is intense. There are a number of public and private companies, national laboratories and universities worldwide that are developing fuel cell membranes and MEAs that compete with our fuel cell products. To our knowledge, DuPont, W.L. Gore and 3M sell the majority of PEM fuel cell membranes and MEAs used in PEM fuel cell systems today. In addition, some of our existing and potential customers have internal membrane and MEA development efforts. These development efforts may result in membrane or MEA products that compete with our fuel cell products. Most of our competitors and potential customers have substantially greater financial, research and development, manufacturing and sales and marketing resources than we do and may complete the research, development and commercialization of their PEM fuel cell membrane and MEA products more quickly and cost-effectively than we can. In addition, most of our competitors have well-established customer and supplier relationships that may provide them with a competitive advantage with respect to sales opportunities and discounts on materials that would make it difficult for us to secure fuel cell sales.

Our business and industry are subject to government regulation, which may harm our ability to market our products.

Our and our customers’ fuel cell products are subject to federal, state, local and foreign laws and regulations, including, for example, state and local ordinances relating to building codes, public safety, electrical and gas pipeline connections, hydrogen siting and related matters. The level of regulation may depend, in part, upon whether a PEM fuel cell system is placed outside or inside a home or business. As products are introduced into the market commercially, governments may impose new regulations. We do not know the extent to which any such regulations may impact our or our customers’ products. Any regulation of our or our customers’ products, whether at the federal, state, local or foreign level, including any regulations relating to installation and use of our customers’ products, may increase our costs or the price of PEM fuel cell applications and could reduce or eliminate demand for some or all of our or our customers’ products.

The market for electricity generation products is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our PV system installations. For example, without a regulatory mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost to our customers of installing PV systems and make them less desirable, thereby harming our business, prospects, results of operations and financial condition. Furthermore, our sale of electricity to Hawaiian Electric Company is pending an approval from the Hawaii Public Utilities Commission and our agreement with The James Campbell Company to plan a Kapolei Sustainable Energy Park is subject to various conditions and government approvals related to the capped solid waste storage area on the site.

The installation of PV systems is subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to PV system installations may result in significant additional expenses to us and, as a result, could cause a significant reduction in demand for our PV installation services.

The reduction or elimination of government and economic incentives for PV systems and related products could reduce the market opportunity for our PV installation services.

We believe that the near-term growth of the market for on-grid applications, where solar power is used to supplement a customer’s electricity purchased from the utility network, depends in large part on the availability and size of government incentives. Because we plan to sell to the on-grid market, the reduction or elimination of government incentives may adversely affect the growth of this market or result in increased price competition, both of which adversely affect our ability to compete in this market. Currently, the U.S. federal solar tax credit is scheduled to expire at the end of calendar year 2008. If similar tax or other federal government incentives are not available beyond calendar year 2008, it could harm our solar business.

Today, the cost of solar power exceeds the cost of power furnished by the electric utility grid in many locations. As a result, federal, state and local government bodies in many countries, most notably Germany, Japan and the United States, have provided incentives in the form of rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy. These government economic incentives could be reduced or eliminated altogether. For example, Germany has been a strong supporter of solar power products and systems and political changes in Germany could result in significant reductions or eliminations of incentives, including the reduction of tariffs over time. Some solar program incentives expire, decline over time, are limited in total funding or require renewal of authority. Net metering policies in Japan could limit the amount of solar power installed there. Reductions in, or elimination or expiration of, governmental incentives could result in decreased demand for PV products, and reduce the size of the market for our planned PV system installation services.

We may not be able to protect our intellectual property, and we could incur substantial costs defending ourselves against claims that our products infringe on the proprietary rights of others.

Our ability to compete effectively will depend on our ability to protect our intellectual property rights with respect to our Hoku MEAs, Hoku Membranes and manufacturing processes and any intellectual property we develop with respect to our polysilicon business. We rely in part on patents, trade secrets and policies and procedures related to confidentiality to protect our intellectual property. However, much of our intellectual property is not covered by any patent or patent application. Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also become known without breach of these agreements or may be independently developed by our competitors. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any of our potential competitive advantages. Moreover, our patent applications may not result in the grant of patents either in the United States or elsewhere. Further, in the case of our issued patents or our patents that may issue, we do not know whether the claims allowed will be sufficiently broad to protect our technology or processes. Even if some or all of our patent applications that do issue are sufficiently broad, our patents may be challenged or invalidated and we may not be able to enforce them. We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights. We do not know whether we have been or will be completely successful in safeguarding and maintaining our proprietary rights. Moreover, patent applications filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce. Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. If we are found to be infringing third-party patents, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use these patents on acceptable terms, if at all. Failure to obtain needed licenses could delay or prevent the development, production or sale of our products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly, and failure to do so might diminish our ability to compete effectively and harm our operating results. We may need to pursue lawsuits or legal actions in the future to enforce our intellectual property rights, to protect our trade secrets and domain names, and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine priority of rights to the trademark.

We cannot be certain that others have not filed patent applications for technology covered by our issued patent or our pending patent applications or that we were the first to invent technology because:

•	some patent applications in the United States may be maintained in secrecy until the patents are issued;

•	patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing; and

•	publications in the scientific literature often lag behind actual discoveries and the filing of patents relating to those discoveries.

Competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with our products and technology. Due to the various technologies involved in the development of fuel cell systems, including membrane and MEA technologies, and PV products, it is impracticable for us to affirmatively identify and review all issued patents that may affect our products. Although we have no knowledge that our products and technology infringe any third party’s intellectual property rights, we cannot be sure that we do not infringe any third party’s intellectual property rights. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology. Litigation and interference proceedings, even if they are successful, are expensive to pursue and time-consuming, and we could use a substantial amount of our financial resources in either case.

The loss of any of our executive officers or the failure to attract or retain specialized technical and management personnel could impair our ability to grow our business.

We are highly dependent on our executive officers, including Dustin M. Shindo, our Chairman of the Board of Directors, President and Chief Executive Officer, and Karl M. Taft III, our Chief Technology Officer. Due to the specialized knowledge that each of our executive officers possesses with respect to our technology or operations, the loss of service of any of our executive officers would harm our business. We do not have employment agreements with any of our executive officers, and each may terminate his employment without notice and without cause or good reason. In addition, we do not carry key man life insurance on our executive officers.

There is a limited pool of qualified applicants for our operations located in Hawaii capable of meeting our specialized needs. Our future success will depend, in part, on our ability to attract and retain qualified management and technical personnel, many of whom must be relocated from the continental United States or other countries. In addition, we will need to hire and train specialized engineers to manage and operate our planned polysilicon facility in Pocatello, Idaho. We may not be successful in hiring or retaining qualified personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could harm our business.

We may have difficulty managing change in our operations, which could harm our business.

We continue to undergo rapid change in the scope and breadth of our operations as we seek to grow our business. Our entry into the PV system installation and planned entry into the polysilicon markets involve a substantial change to our operations. Our potential growth has placed a significant strain on our senior management team and other resources. We will be required to make significant investments in our engineering, logistics, financial and management information systems. In particular, we currently have limited resources dedicated to sales and marketing activities and will need to expand our sales and marketing infrastructure to support our customers. Our entry into the PV installation business and planned entry into the polysilicon markets involves the construction of a polysilicon production facility, increased international activities, and the increase in our headcount and operating costs by a significant factor. Our business could be harmed if we encounter difficulties in effectively managing our planned growth. In addition, we may face difficulties in our ability to predict customer demands accurately, which could strain our support staff and our ability to meet those demands.

We rely on single suppliers and, if these suppliers fail to deliver materials that meet our quality requirements in a timely manner or at all, the installation of PV products and production of polysilicon would be limited.

It is highly likely that we will procure materials for our planned PV system installation and polysilicon businesses from companies that are also our competitors. These companies may choose in the future not to sell these materials to us at all, or may raise their prices to a level that would prevent us from selling our products on a profitable basis.

We will use materials that are considered hazardous in our planned manufacturing and production processes and, therefore, we could be liable for environmental damages resulting from our research, development, or manufacturing and production operations.

The production of polysilicon will involve the use of materials that are hazardous to human health and the environment, the storage, handling and disposal of which will be subject to government regulation. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may increase our research and development or manufacturing costs and may require us to halt or suspend our operations until we regain compliance. If we have an accident at our facility involving a spill or release of these substances, we may be subject to civil and/or criminal penalties, including financial penalties and damages, and possibly injunctions preventing us from continuing our operations. Any liability for penalties or damages, and any injunction resulting from damages to the environment or public health and safety, could harm our business. We do not have any insurance for liabilities arising from the use and handling of hazardous materials.

Any significant and prolonged disruption of our operations in Hawaii could result in PV system installation delays that would reduce our revenue.

Hoku Solar is currently located in Hawaii, which is subject to the potential risk of earthquakes, hurricanes, tsunamis, floods and other natural disasters. The occurrence of an earthquake, hurricane, tsunami, flood or other natural disaster at or near our facility in Hawaii could result in damage, power outages and other disruptions that would interfere with our ability to conduct our business. In October 2006, Hawaii suffered a major earthquake causing significant damage throughout the state. Our facilities and operations; however, did not suffer any damage.

Most of the materials we use must be delivered via air or sea, and some of the equipment used in our production process can only be delivered via sea. Hawaii has a large union presence and has historically experienced labor disputes, including dockworker strikes that have prevented or delayed cargo shipments. Any future dispute that delays shipments via air or sea could prevent us from procuring or installing our turnkey PV systems in time to meet our customers’ requirements, or might require us to seek alternative and more expensive freight forwarders or contract manufacturers, which could increase our expenses.

We have significant international activities and customers that subject us to additional business risks, including increased logistical complexity and regulatory requirements, which could result in a decline in our revenue.

We believe that international sales will account for a significant percentage of our revenue in the future. Hoku Materials’ largest polysilicon supply agreements are with Suntech, Sanyo, GEWD, and Solarfun which are located in The People’s Republic of China, Japan, Malaysia, and Hong Kong, respectively. International sales can be subject to many inherent risks that are difficult or impossible for us to predict or control, including:

•	political and economic instability;

•	unexpected changes in regulatory requirements and tariffs;

•	difficulties and costs associated with staffing and managing foreign operations, including foreign distributor relationships;

•	longer accounts receivable collection cycles in certain foreign countries;

•	adverse economic or political changes;

•	unexpected changes in regulatory requirements;

•	more limited protection for intellectual property in some countries;

•	potential trade restrictions, exchange controls and import and export licensing requirements;

•	U.S. and foreign government policy changes affecting the markets for our products;

•	problems in collecting accounts receivable; and

•	potentially adverse tax consequences of overlapping tax structures.

All of our contracts are denominated in U.S. dollars except for our contract with GEC Graeber Engineering Consultants GmbH and MSA Apparatus Construction for Chemical Equipment Ltd. Therefore, increases in the exchange rate of the U.S. dollar to foreign currencies will cause our products to become relatively more expensive to customers in those countries, which could lead to a reduction in sales or profitability in some cases.

Our stock price is volatile and purchasers of our common stock could incur substantial losses.

Our stock price is volatile and during fiscal 2008, our stock has had closing low and high sales prices in the range of $4.07 to $14.19 per share. The stock market in general and the market for technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price of our common stock may fluctuate significantly in response to a number of factors, including:

•	variations in our financial results or those of our competitors and our customers;

•	announcements by us, our competitors and our customers of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

•	failure to meet the expectations of securities analysts or investors with respect to our financial results;

•	our ability to develop and market new and enhanced products on a timely basis;

•	litigation;

•	changes in our management;

•	changes in governmental regulations or in the status of our regulatory approvals;

•	future sales of our common stock by us and future sales of our common stock by our officers, directors and affiliates;

•	investors’ perceptions of us; and

•	general economic, industry and market conditions.

In addition, in the past, following periods of volatility and a decrease in the market price of a company’s securities, securities class action litigation has often been instituted against the company. Class action litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Anti-takeover defenses that we have in place could prevent or frustrate attempts by stockholders to change our directors or management.

Provisions in our amended and restated certificate of incorporation and bylaws may make it more difficult for or prevent a third party from acquiring control of us without the approval of our Board of Directors. These provisions:

•	establish a classified Board of Directors, so that not all members of our Board of Directors may be elected at one time;

•	set limitations on the removal of directors;

•	limit who may call a special meeting of stockholders;

•	establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted upon at stockholder meetings;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	provide our Board of Directors the ability to designate the terms of and issue new series of preferred stock without stockholder approval.

These provisions may have the effect of entrenching our management team and may deprive investors of the opportunity to sell their shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

As a Delaware corporation, we are also subject to Delaware anti-takeover provisions. Our Board of Directors could rely on Delaware law to prevent or delay an acquisition.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include working capital, capital expenditures, development costs, strategic investments and possible acquisitions. We have not allocated any portion of the net proceeds for any particular use at this time. The net proceeds may be invested temporarily until they are used for their stated purpose. Specific information concerning the use of proceeds from the sale of any securities will be included in the prospectus supplement relating to such securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our deficiency (excess) of earnings to fixed charges for the indicated periods are set forth below. The information set forth below should be read in conjunction with the financial information incorporated by reference herein.

	Fiscal Year Ended March 31,					Nine Months Ended December 31,
	2007	2006	2005	2004	2003	2007	2006
	(dollars in thousands)
Deficiency (excess) of earnings to fixed charges	$2,935	(1,343)	730	2,867	2,832	$2,377	636
Ratio of earnings to fixed charges	–	1,344.0	–	–	–	–	–

This table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing losses by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, losses consist of loss before income taxes plus fixed charges. Fixed charges consist of interest expense. Earnings for the years ended March 31, 2007, 2005, 2004 and 2003 were insufficient to cover fixed charges by (dollars in thousands) $2,935, $730, $2,867 and $2,832, respectively.

We had no shares of preferred stock outstanding for any period presented. As a result, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and our preferred stock is a summary. You should refer to our certificate of incorporation and our bylaws for the actual terms of our capital stock.

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share. On April 30, 2008 there were 19,797,420 outstanding shares of our common stock. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Common stockholders have the right to receive dividends when, as, and if declared by the Board of Directors from funds legally available therefor. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, $0.001 par value per share. As of April 30, 2008, there were no preferred shares issued or outstanding. The shares of preferred stock have such rights and preferences as our Board of Directors shall determine, from time to time. Our common stock is subject to the express terms of our preferred stock and any series thereof. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding common stock. Our Board of Directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock. There are no current agreements or understandings for the issuance of preferred stock and our Board of Directors has no present intention to issue any shares of preferred stock.

If we offer a series of preferred stock, we will describe the specific terms of that series in a prospectus supplement, including:

•	the title of the series of preferred stock and the number of shares offered;

•	the price at which the preferred stock will be issued;

•	the dividend rate, if any, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible into any other securities, and the terms and conditions of any such conversion;

•	the liquidation preference of the preferred stock; and

•	any additional rights, preferences and limitations of the preferred stock.

The description of the terms of a series of preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to that series of preferred stock. The registration statement of which this prospectus forms a part will include the certificate of designation as an exhibit or as a document incorporated by reference.

Any preferred stock will, when issued, be fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our stock is Continental Stock Transfer & Trust Co., 17 Battery Place, 8th Floor, New York, New York 10004 and can be reached at (202) 509-4000.

DESCRIPTION OF WARRANTS

General Description of Warrants

We may issue warrants for the purchase of debt securities, preferred stock or common stock, or any combination of these securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants that we may issue from time to time. Additional terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement. The following description, and any description of the warrants included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the SEC in connection with any offering of warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants exercisable for debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the principal amount and price of debt securities that may be purchased upon exercise of a warrant;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

 Stock Warrants

The prospectus supplement relating to a particular issue of warrants exercisable for common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares and price of common stock or preferred stock that may be purchased upon exercise of a warrant;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of common stock or preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue separately, upon conversion or exchange of preferred stock or upon exercise of a debt warrant, any of which may be issued as convertible or exchangeable debt securities. We will set forth the particular terms of the debt securities we offer in a prospectus supplement. The extent, if any, to which the following general provisions apply to particular debt securities will be described in the applicable prospectus supplement. The following description of general terms relating to the debt securities and the indenture under which the debt securities will be issued are summaries only and therefore are not complete. You should read the indenture and the prospectus supplement regarding any particular issuance of debt securities. The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement.

The debt securities will be issued under an indenture between us and a trustee that will be named in the applicable prospectus supplement, and may be supplemented or amended from time to time following its execution. The indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939.

The form of indenture gives us broad authority to set the particular terms of each series of debt securities issued thereunder, including, without limitation, the right to modify certain of the terms contained in the indenture.

Except to the extent set forth in a prospectus supplement, the indenture does not contain any covenants or restrictions that afford holders of the debt securities special protection in the event of a change of control or highly leveraged transaction.

General

The indenture will not limit the aggregate principal amount of debt securities that may be issued under it and will provide that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount, that we may authorize from time to time. Our board of directors will establish the terms of each series of debt securities, and such terms will be set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of the debt securities offered pursuant to any prospectus supplement will be described in the prospectus supplement. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.

The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer (to the extent applicable to the debt securities):

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the title and designation of the debt securities (which shall distinguish debt securities of one series from debt securities of any other series), including whether the debt securities shall be issued as senior debt securities, senior subordinated debt securities or subordinated debt securities, any subordination provisions particular to such series of debt securities and whether such debt securities are convertible and/or exchangeable for other securities;

•	the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the debt securities;

•	the date or dates (whether fixed or extendable) on which the principal of the debt securities is payable or the method of determination thereof;

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the rate or rates (which may be fixed, floating or adjustable) at which the debt securities shall bear interest, if any, the method of calculating the rates, the date or dates from which interest shall accrue or the manner of determining those dates, the interest payment dates on which interest shall be payable, the record dates for the determination of holders to whom interest is payable, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

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the place or places where the principal and premium, if any, make-whole amount, if any, and interest on the debt securities, if any, shall be payable, where the holders may surrender debt securities for conversion, transfer or exchange and where notices or demands to or upon us may be served;

•	any provisions relating to the issuance of the debt securities at an original issue discount;

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the price or prices at which, the period or periods within which and the terms and conditions upon which we may redeem the debt securities, in whole or in part, pursuant to any sinking fund or otherwise (including, without limitation, the form or method of payment if other than in cash);

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our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a holder, the price at which, the period within which and the terms and conditions upon which the debt securities shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation (including, without limitation, the form or method of payment thereof if other than in cash) and any provisions for the remarketing of the debt securities;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series shall be issuable;

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if other than the principal amount thereof, the portion of the principal amount of the debt securities which shall be payable upon declaration of acceleration of the maturity or provable in bankruptcy, or, if applicable, the portion of the principal amount which is convertible or exchangeable in accordance with the provisions of the debt securities or the resolution of our board of directors or any supplemental indenture pursuant to which such debt securities are issued;

•	any events of default with respect to the debt securities, in lieu of or in addition to those set forth in the indenture and the remedies therefor;

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our obligation, if any, to permit the conversion or exchange of the debt securities of such series into common shares or other capital stock or property, or combination thereof, and the terms and conditions upon which such conversion shall be effected (including, without limitation, the initial conversion or exchange price or rate, the conversion or exchange period, the provisions for conversion or exchange price or rate adjustments and any other provision relative to such obligation) and any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

•	the currency or currency units, including composite currencies, in which the debt securities shall be denominated if other than the currency of the United States of America;

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if other than the currency or currency units in which the debt securities are denominated, the currency or currency units in which payment of the principal of, premium, if any, make-whole amount, if any or interest on the debt securities shall be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the determination of the principal amount outstanding);

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if the principal of, premium, if any, make-whole amount, if any, or interest on the debt securities is to be payable, at our election or the election of a holder, in currency or currency units other than that in which the debt securities are denominated or stated, the period within which, and the terms and conditions upon which such election may be made and the time and manner of and identity of the exchange rate agent with responsibility for determining the exchange rate between the currency or currency units in which the debt securities are denominated or stated to be payable and the currency or currency units in which the debt securities will be payable;

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if the amount of the payments of principal of, premium, if any, make-whole amount, if any, and interest on the debt securities may be determined with reference to an index, the manner in which the amount shall be determined from that index;

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whether and under what circumstances we will pay additional amounts on the debt securities held by foreign holders in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the we will have the option to redeem the debt securities rather than pay such additional amounts;

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if receipt of certain certificates or other documents or satisfaction of other conditions will be necessary for any purpose, including, without limitation, as a condition to the issuance of the debt securities in definitive form (whether upon original issue or upon exchange of a temporary debt security), the form and terms of such certificates, documents or conditions;

•	any other affirmative or negative covenants with respect to the debt securities, including certain financial covenants;

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whether the debt securities shall be issued in whole or in part in the form of one or more global securities and the depositary for the global securities or debt securities, the circumstances under which any global security may be exchanged for debt securities registered in the name of any person other than the depositary or its nominee and any other provisions regarding the global securities;

•	whether the debt securities are defeasible; and

•	any other terms of a particular series.

Unless otherwise indicated in the prospectus supplement relating to the debt securities, the principal amount of and any premium or make-whole amount or interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the trustee. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register. Any payment of principal and any premium or make-whole amount or interest required to be made on an interest payment date, redemption date or at maturity that is not a business day need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the applicable date, and no interest shall accrue for the period from and after such date.

Unless otherwise indicated in the prospectus supplement relating to debt securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Debt securities may bear interest at fixed or floating rates. We may issue our debt securities at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if our debt securities are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to any series of debt securities, including original issue discount debt, will be described in the prospectus supplement in which we offer those debt securities. In addition, certain United States federal income tax or other considerations, if any, applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Global Securities

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the debt securities. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

Modification of the Indenture

We and the trustee may modify the indenture with respect to the debt securities of any series, with or without the consent of the holders of debt securities, under certain circumstances to be described in a prospectus supplement.

Defeasance; Satisfaction and Discharge

The prospectus supplement will outline the conditions under which we may elect to have certain of our obligations under the indenture discharged and under which the indenture obligations will be deemed to be satisfied.

Defaults and Notice

The debt securities of any series will contain events of default to be specified in the applicable prospectus supplement, including, without limitation:

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failure to pay the principal of, or premium or make-whole amount, if any, on any debt security of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration or acceleration or otherwise);

•	failure to make a payment of any interest on any debt security of such series when due;

•	our failure to perform or observe any other covenants or agreements in the indenture with respect to the debt securities of such series;

•	certain events relating to our bankruptcy, insolvency or reorganization; and

•	certain cross defaults.

If an event of default with respect to debt securities of any series shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be due and payable immediately.

The trustee under the indenture shall, within 90 days after the occurrence of a default, give to holders of debt securities of any series notice of all uncured defaults with respect to such series known to it. However, in the case of a default that results from the failure to make any payment of the principal of, premium or make-whole amount, if any, or interest on the debt securities of any series, or in the payment of any mandatory sinking fund installment with respect to debt securities of such series, the trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities of such series.

The indenture will contain a provision entitling the trustee to be indemnified by holders of debt securities before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture will provide that the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee with respect to the debt securities of such series. However, the trustee may decline to follow any such direction if, among other reasons, the trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction.

The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions including, that the holders of at least a majority in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the trustee to exercise its power under the indenture, indemnify the trustee and afford the trustee reasonable opportunity to act. Even so, the holder has an absolute right to receipt of the principal of, premium or make-whole amount, if any, and interest when due, to require conversion or exchange of debt securities if the indenture provides for convertibility or exchangeability at the option of the holder and to institute suit for the enforcement of such rights.

Conversion or Exchange Rights

If debt securities of any series are convertible or exchangeable, the applicable prospectus supplement will specify:

•	the type of securities into which they may be converted or exchanged;

•	the conversion price or exchange ratio, or its method of calculation;

•	whether conversion or exchange is mandatory or at the holder’s election;

•	how and when the conversion price or exchange ratio may be adjusted; and

•	any other important terms concerning the conversion or exchange rights.

Concerning the Trustee

We will provide the name of the trustee in any prospectus supplement related to the issuance of debt securities and we will also provide certain other information related to the trustee, including describing any relationship we have with the trustee, in such prospectus supplement.

Governing Law

The indenture and the debt securities will be governed by the laws of the State of New York.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

A summary of any material United States federal income tax consequences to persons investing in the securities offered by this prospectus will be set forth in an applicable prospectus supplement. The summary will be presented for information purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of securities are urged to consult their own tax advisors prior to any acquisition of securities.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways from time to time:

•	through underwriters or dealers for resale to the public or to institutional investors;

•	directly to a limited number of institutional purchasers or to a single purchaser;

•	through agents; or

•	if indicated in the prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means.

Any dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to us from such sale;

•	any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation;

•	the public offering price;

•	any discounts or concessions that may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed; and

•	the securities exchange on which the securities may be listed, if any.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are utilized in the sale of any securities, we will sell the securities to the dealers, as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the shares offered hereby.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

Underwriters will not be obligated to make a market in any securities. We can give no assurance regarding the activity of trading in, or liquidity of, any securities.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us, to indemnification by us, as applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of securities will be a new issue and, other than the common stock, which is quoted on the NASDAQ Global Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of the trading market for any of the securities.

The place, time of delivery and other terms of the offered securities will be described in the applicable prospectus supplement.

LEGAL MATTERS

Stoel Rives LLP, Boise, Idaho, will pass upon the validity of any securities that we offer pursuant to this prospectus. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

Our consolidated balance sheets as of March 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years then ended appearing in our Annual Report (Form 10-K) for the year ended March 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Our statements of operations, stockholders’ equity and comprehensive loss and cash flows for the year ended March 31, 2005, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the securities covered by this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended March 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007, September 30, 2007 and December 31, 2007;

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Our Current Reports on Form 8-K filed on April 10, 2007, May 30, 2007, June 20, 2007, June 29, 2007, August 9, 2007, August 31, 2007, October 9, 2007, October 16, 2007 (only the portion relating to Item 1.01), October 16, 2007 (only the portion relating to Items 1.01 and 9.01), October 23, 2007 (only the portion relating to Items 5.02, 5.03 and 9.01), November 26, 2007, December 5, 2007, January 2, 2008, January 10, 2008, January 22, 2008, January 31, 2008, February 25, 2008, February 29, 2008, March 5, 2008, March 19, 2008, March 25, 2008 and April 9, 2008; and

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The description of our common stock contained in our registration statement on Form 8-A filed under Section 12 of the Exchange Act, and filed with the SEC on July 26, 2005, including any amendments or reports filed for the purpose of updating that description.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: Hoku Scientific, Inc., 1075 Opakapaka, Honolulu, Hawaii 96707, (808) 682-7800 (telephone).

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

The information relating to Hoku Scientific, Inc. contained in this prospectus and the accompanying prospectus supplement is not comprehensive, and you should read it together with the information contained in the incorporated documents.